UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Reliance Steel & Aluminum Co.

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RELIANCE STEEL & ALUMINUM CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

To the Shareholders of

Reliance Steel & Aluminum Co.:

This Notice presents only an overview of the more complete proxy materials that are available to you on the Internet, if you have not received this by mail. We encourage you to access and review all of the important information contained in the proxy materials before voting. A Proxy Statement, an Annual Report to Shareholders, an Annual Report on Form 10-K and a proxy form for voting are available online at www.proxyvote.com by using the 12-digit control number provided to you. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge for a copy. Please request a copy (1) by Internet at www.proxyvote.com; (2) by telephone at 1-800-579-1639; or (3) by email to sendmaterial@proxyvote.com, on or before May 4, 2011 to facilitate timely delivery.

NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Reliance Steel & Aluminum Co. (“Reliance” or “Company”) will be held on Wednesday, May 18, 2011, at 10:00 a.m., California time, at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012, for the following purposes:

1.	To elect five directors to serve for two years and until their successors have been duly elected and qualified. The nominees for election to the Board are John G. Figueroa, Thomas W. Gimbel, Douglas M. Hayes, Franklin R. Johnson, and Leslie A. Waite. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director.

2.	To amend the Company’s Bylaws to eliminate a staggered or classified Board of Directors and to provide greater flexibility in how independent directors are compensated. The Board of Directors recommends that shareholders vote FOR this proposal to amend our Bylaws.

3.	To consider a new Directors Equity Plan to provide for awards of shares of common stock rather than stock options to our independent directors. The Board of Directors recommends that shareholders vote FOR this proposal to adopt a Directors Equity Plan.

4.	To consider a non-binding, advisory vote on the compensation of the Company’s named executive officers. The Board of Directors recommends that shareholders vote FOR the compensation of the Company’s named executive officers.

5.	To consider the frequency for shareholders’ non-binding, advisory vote on executive officers compensation. The Board of Directors recommends that shareholders vote FOR a non-binding, advisory vote to be held every year.

6.	To ratify KPMG LLP as our independent registered public accounting firm to perform the annual audit of our 2011 financial statements. The Board of Directors recommends that shareholders vote FOR the ratification of KPMG LLP as our independent registered public accounting firm.

7.	To transact such other business as may properly come before the Annual Meeting or adjournments thereof.

This is an invitation to attend the Annual Meeting and to vote on the matters to be considered. Only holders of shares of record on the books of Reliance at the close of business on April 1, 2011 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. You may continue to trade in our common stock during the solicitation period.

All shareholders are invited to attend the Annual Meeting. To make it easier, you may vote on the Internet or by telephone. The instructions attached to this Notice describe how to use these convenient services. Even if you give your proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Los Angeles, California April 1, 2011	Kay Rustand Corporate Secretary

RELIANCE STEEL & ALUMINUM CO.

350 South Grand Avenue

Suite 5100

Los Angeles, California 90071

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2011

We are furnishing this statement because the Board of Directors of Reliance Steel & Aluminum Co. is soliciting proxies for use at the Annual Meeting of Reliance shareholders to be held at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012, on Wednesday, May 18, 2011 at 10:00 a.m., California time, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

INFORMATION CONCERNING PROXY

The Board of Directors selected Mark V. Kaminski and Andrew G. Sharkey, III, both independent directors, to be named as proxyholders to vote the shares of common stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone, telegraph, and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the out-of-pocket expenses they incur to forward the proxy materials. Effective January 1, 2010, your bank, broker or financial institution is not able to vote on your behalf for the election of directors, and effective January 1, 2011 your bank, broker or financial institution is not able to vote on any compensation issue, unless you provide specific instructions by completing and returning a proxy or voting instruction form or by following instructions provided to you to vote your shares via telephone or the Internet. Voting your shares is important to ensure that you have a say in the governance of our Company.

We intend only the following matters to be presented at the Annual Meeting: (1) the election of five directors to serve for the ensuing two years and until their successors are duly elected and qualified, (2) an amendment to the Bylaws to eliminate the classified Board so that all directors will have one-year terms and be elected annually and to provide greater flexibility in compensating independent directors; (3) a Directors Equity Plan to replace the Amended and Restated Directors Stock Option Plan and to automatically award stock to independent directors; (4) a non-binding, advisory vote on the Company’s compensation of the named executive officers; (5) a non-binding, advisory vote on the frequency of the non-binding vote on the compensation for the named executive officers; and (6) the ratification of KPMG LLP as our independent registered public accounting firm to perform the annual audit of our 2011 financial statements. Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the election of all of the nominees named herein as directors, FOR proposals 2 and 3, FOR the Company’s compensation of the named executive officers, FOR a non-binding shareholder vote on the Company’s compensation of the named executive officers every year and FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2011. If other matters properly come before the meeting, including but not limited to, any matter for which we did not receive notice by December 10, 2010, each proxy will be voted by the named proxyholders in their discretion in a manner that they consider to be in our best interests.

If you execute a proxy or submit a proxy via the Internet or telephone, the proxy may be revoked at any time before it is voted (i) by filing with the Corporate Secretary of Reliance either an instrument revoking the proxy or a proxy bearing a later date, duly executed, or (ii) by giving written notice to the Corporate Secretary of Reliance of the death or incapacity of the shareholder who executed the proxy. Any such notice should be sent or delivered to the above address. In addition, the powers of a proxyholder are suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person.

We intend to make this Proxy Statement and accompanying material available to each shareholder on the Internet beginning on or about April 1, 2011. An Annual Report, including a letter to the shareholders from the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer, and an Annual Report on Form 10-K will also be available electronically. Some shareholders will receive these materials by mail and other shareholders may request copies of these materials at no cost. The Annual Reports and letter are not incorporated in, and are not a part of, this Proxy Statement and do not constitute proxy-soliciting material.

INFORMATION CONCERNING RELIANCE’S SECURITIES

Our only voting securities are shares of common stock, no par value. As of January 31, 2011, we had a total of 74,660,137 shares issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on April 1, 2011 will be entitled to vote at the Annual Meeting.

In the election of directors, you as a shareholder are entitled to cumulate your votes for candidates whose names have been placed in nomination prior to the voting, if you give notice at the Annual Meeting before the voting of your intention to cumulate votes. Cumulative voting entitles every shareholder who is otherwise entitled to vote at an election of directors to cumulate their votes, that is, to give any one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder’s shares are normally entitled, or to distribute those cumulated votes on the same principle among as many candidates as a shareholder determines appropriate. If any shareholder gives notice of the intention to cumulate votes, all shareholders may cumulate their votes for candidates. On all matters other than the election of directors, each share has one vote.

A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. That means that the five individuals receiving the largest number of votes cast will be elected as directors, whether or not they receive a majority of the votes cast. The affirmative vote of a majority of the votes cast is required to approve each of the other proposals and to ratify the engagement of KPMG LLP as our independent registered public accounting firm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Bylaws divide the Board of Directors into two classes, which are to be as nearly equal in number as possible, and require one class to be elected each year to serve for a two-year term. The terms of five of the incumbent directors expire as of the date of the Annual Meeting. The Nominating and Governance Committee and the Board of Directors have nominated the following persons to be nominees for election at the Annual Meeting as directors: John G. Figueroa, Thomas W. Gimbel, Douglas M. Hayes, Franklin R. Johnson, and Leslie A. Waite. These nominees have agreed to serve as directors. The term of office for each director elected at the Annual Meeting will be two years, until the second following Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board of Directors believes that the classified board structure, which has been in place at Reliance since its initial public offering in 1994, provides stability and continuity and thereby fosters effective long-term strategic planning; enhances the independence of the directors; and assists the Company in attracting director candidates. Since the Board is classified into only two classes, rather than three classes as permitted by the New York Stock Exchange rules, shareholders have the opportunity to vote for half of the directors each year. Nonetheless, because the shareholders by a majority of the votes cast approved a shareholder proposal at the 2010 Annual Meeting of Shareholders requiring all directors to be elected annually, this may be the last class of directors with a two-year term. If the amendment to the Bylaws described in Proposal No. 2 is approved by the affirmative vote of a majority of the votes cast, then beginning in 2012 four nominees will be elected to serve a one-year term and in 2013 all nominees will be elected to serve one-year terms as directors. The nominees elected at this Annual Meeting of Shareholders will continue to serve a two-year term until the term expires in 2013, since the amendment of the Bylaws, if approved, would not become effective until after this Annual Meeting.

Unless you otherwise instruct the proxyholders in the proxy, your proxy will be voted FOR the above-named nominees. Your broker is not able to vote on your behalf for the election of directors unless you provide specific instructions by completing and returning a proxy or voting instruction form or you follow instructions provided to you to vote your shares via telephone or the Internet. In voting the proxies for election of directors, the proxyholders have the right to cumulate the votes for directors covered by the proxies (unless otherwise instructed) and may do so if they think that is desirable and announce it in advance of the voting at the Annual Meeting.

All but one of the nominees for the position of director with terms expiring in 2013 were elected to their present term of office by vote of the shareholders at the Annual Meeting of Shareholders held in May 2009. John G. Figueroa was elected by the Board of Directors effective October 1, 2010 to expand the number of directors. Although we do not expect that any nominee will decline or be unable to serve as a director, if any nominee declines or is unable to serve, the proxies will be voted, at the Annual Meeting or any adjournment thereof, for such other person as the Board of Directors may select or, if no other person is so selected, as the proxyholders may, in their discretion, select; provided that the proxyholders will not vote for more than five nominees.

Certain information with respect to each nominee is set forth in “Management” below. Under the leadership of this Board of Directors, excluding dividends, the value of Reliance stock has increased over five years by 67.2% and over ten years by 312.8%. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.

PROPOSAL NO. 2

AMENDMENT OF THE COMPANY’S BYLAWS

Under the Company’s Amended and Restated Bylaws (the “Bylaws”), the Board of Directors is divided into two classes, which are to be as nearly equal in number as possible; one class is elected each year and serves for a two-year term. At the 2010 Annual Meeting of Shareholders, a shareholder proposal was presented that requested that the Company “take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year.” A majority of the shares present in person or by proxy voted, on a non-binding advisory basis, to approve that proposal. The Board of Directors determined to take the necessary steps to implement that proposal. One of the steps necessary to implement that proposal is to amend the Bylaws, by a vote of the shareholders. Accordingly, the Company proposes that Section 3.11 of the Bylaws be amended to read as follows:

“SECTION 3.11. ELECTION OF DIRECTORS.

“Each director shall serve for a term ending on the date of the annual meeting of shareholders next following the annual meeting at which such director was elected. Except as otherwise required by law, whenever the holders of any one or more classes or series of outstanding preferred shares shall have the right to vote separately as a class or series, to elect one or more directors of the corporation, the terms of the director or directors elected by those holders shall expire at the next succeeding annual meeting of the shareholders.”

This change eliminates the classified Board and requires all directors to be elected annually. If this amendment to the Bylaws is approved by the affirmative vote of a majority of the votes cast, then beginning in 2012 four nominees will be elected to serve a one-year term and in 2013 all nominees will be elected to serve one-year terms as directors. The nominees elected at this Annual Meeting of Shareholders will continue to serve a two-year term until the term expires in 2013, since the amendment of the Bylaws, if approved, would not become effective until after this Annual Meeting.

The Nominating and Governance Committee engaged an independent compensation consultant (Pay Governance, LLC) to review the fees paid to independent directors to determine whether they are comparable to fees paid to directors at companies in the 2010 Peer Group. As discussed below under Director Compensation, the consultant suggested that, in keeping with practices at comparable companies, the Company pay each non-management director an annual retainer and pay additional amounts to chairs of the standing committees of the Board, as well as provide for grants of restricted stock, rather than stock options. The Bylaws currently provide for payment to directors based on attendance at meetings and the Amended and Restated Directors Stock Option Plan provides for the grant of non-qualified stock options. Accordingly, the Company proposes that Section 3.14 of the Bylaws be amended to read as follows:

“SECTION 3.14. COMPENSATION.

“Directors, as such, may be paid a retainer or fee for their services approved by resolution of the Board of Directors, and, if so approved, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board, provided that nothing herein contained shall be construed to preclude any director from serving the corporation in another capacity and receiving compensation therefor. Chairs of special or standing committees may be paid a fixed sum for their services as such. Members of special or standing committees of the Board of Directors may be allowed like compensation for attending committee meetings. Upon approval of the Board of Directors and the shareholders, directors may also be awarded or granted shares of the Company’s common stock or options to acquire shares of the Company’s common stock.”

This revision provides the Board with flexibility to establish director compensation comparable to that paid to directors of companies in our peer group, with a structure commonly used by public companies, and recognizes that directors make contributions outside of meetings.

The affirmative vote of a majority of votes cast is required to approve the above amendments to the Bylaws. Your broker is not able to vote on your behalf for the election of directors or on any compensation issue, unless you provide specific instructions by completing and returning a proxy or voting instruction form or following instructions provided to you to vote your shares via telephone or the Internet. The Board of Directors recommends that shareholders vote FOR approval of the amendment of the Bylaws. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the approval of the amendment of the Bylaws.

PROPOSAL NO. 3

DIRECTORS EQUITY PLAN

As noted elsewhere in this proxy statement, the Nominating and Governance Committee engaged the same consultant used by the Compensation and Stock Option Committee to evaluate the compensation paid to independent directors and to compare it with that paid to directors of companies in the 2010 Peer Group. Director compensation currently has both cash and equity components based in part on the number of meetings that each director attends, as described under Director Compensation below. The consultant recommended that the Nominating and Governance Committee and the Board adopt a simpler compensation structure, using an annual cash retainer and stock awards rather than fees for meeting attendance and non-qualified stock options. The Nominating and Governance Committee and the Board agreed with that recommendation. In order for the Company to award shares of the Company’s common stock rather than non-qualified stock options, the shareholders must approve a new plan.

The Directors Stock Option Plan applicable to non-employee directors was originally approved by the shareholders in May 1998, but subsequently was amended and restated in February 1999, in May 2004 and in May 2005. Currently, the Amended and Restated Directors Stock Option Plan provides for automatic annual grants of non-qualified stock options to acquire 6,000 shares of common stock to each non-employee director and allows additional grants of options, among other things.

The non-qualified stock options granted under the Amended and Restated Directors Stock Option Plan have an exercise price equal to the fair market value at the date of grant. None of the stock options becomes exercisable until one year after the date of the grant, unless specifically approved by the Board of Directors. These options become 100% exercisable after one year. Once exercisable, the options remain exercisable until that date which is ten years after the date of grant. As of December 31, 2010 there were 371,000 shares available for issuance and 192,000 options outstanding under the Amended and Restated Directors Stock Option Plan.

With the Amended and Restated Directors Stock Option Plan automatically granting an absolute number of stock options each year, the value of those stock options varies from year to year, a larger number of options may be granted than if shares were granted and there is a greater potential for dilution upon exercise of the options. Awarding shares of stock helps the directors to build immediate stock ownership, more closely aligns directors’ and shareholders’ interests, reduces the usage of stock and mitigates the Company’s pay risk. Moreover, the awarding of stock is more consistent with the practices adopted by a majority of the peer group companies analyzed and provides a better alignment between the directors’ actual pay and Reliance’s target pay for directors. The consultant has recommended, and the Nominating and Governance Committee and the Board of Directors agree, that directors should receive the equivalent of approximately $240,000 annually, of which $120,000 would be paid quarterly in cash as a retainer and $120,000 would be paid through the approximate value of the stock awarded to each non-employee director.

Attached as Appendix A to this proxy statement is the Directors Equity Plan that, upon approval of a majority of the votes cast at the Annual Meeting of Shareholders, would replace the Amended and Restated Directors Stock Option Plan. A total of 250,000 shares are reserved for issuance under the Directors Equity Plan over a term of ten years. The Directors Equity Plan provides for an automatic annual grant of shares having a market value of approximately $120,000 to each director, rounding to the nearest whole share based on the closing market price on the date of grant. It also allows for the granting of stock options, but such grants are not automatic. Grants of shares or non-qualified stock options would only be made to non-employee directors. Any shares granted would be fully vested immediately. Any stock options granted would have such terms as the Board of Directors may approve by resolution. The table below sets forth information with respect to the awards to be made under the Directors Equity Plan.

Directors Equity Plan

Name and Position	Dollar Value ($)(1)	Number of Units(1)

All Executive Officers as a Group(2)	-0-	-0-
All Non-Executive Directors as a Group	$841,526	14,847
All Non-Executive Officer Employees as a Group	-0-	-0-

(1)	Estimated value based on the closing market price of the Company’s stock on the NYSE on March 28, 2011.

(2)	No executive officer will participate in this Directors Equity Plan.

The affirmative vote of a majority of votes cast is required to approve the above described Directors Equity Plan. Your broker is not able to vote on your behalf on any compensation issue, unless you provide specific instructions by completing and returning a proxy or voting instruction form or following instructions provided to you to vote your shares via telephone or the Internet. The Board of Directors recommends that shareholders vote FOR approval of the Directors Equity Plan. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the approval of the Directors Equity Plan.

PROPOSAL NO. 4

ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), Reliance shareholders are entitled to vote at the Annual Meeting of Shareholders, on a non-binding, advisory basis, to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement. Commonly known as a “say-on-pay” proposal, this proposal gives our shareholders the opportunity to endorse or not endorse our executive officer compensation program and policies. Although the vote is non-binding, the Compensation and Stock Option Committee (the “Compensation Committee”) and the Board of Directors value the opinions of the Company’s shareholders and will consider the outcome of the vote when making future compensation decisions.

In voting on this proposal, the Board of Directors urges you to consider the detailed discussion of compensation matters in the Compensation Discussion and Analysis (“CD&A”), beginning on page 14. As discussed at length in the CD&A, the Company’s executive officer compensation program is a pay-for-performance program designed to motivate and hold accountable executive officers to enhance long-term shareholder value with compensation plans that are tied to our Company’s performance, to pay our executive officers at a level to ensure our ability to attract and retain superior corporate officers, and to align executive officer compensation with the Company’s earnings and return on shareholders’ equity. The Company’s compensation structure puts much of the executive officers’ compensation at risk, depending on the Company’s performance as well as individual performance. It emphasizes annual cash incentive bonuses, which are performance based, and retirement benefits, and provides lower base salaries, equity compensation and perquisites than those of the Company’s peer group, thereby more closely tying executive compensation to Company performance, but also retaining long-term benefits. The executive compensation program targets total compensation at a level competitive with other companies in our industry or companies having size or complexity comparable to Reliance.

None of the Company’s officers, including the named executive officers, has an employment contract, severance agreement, change in control agreement or other similar agreement and so compensation benefits are determined annually. The Company’s compensation policy provides for NO egregious or overly generous compensation, severance or retirement packages, NO excessive perquisites or tax gross ups on perquisites, NO repricing or replacement of stock options, and NO hedging in the Company’s stock, and includes clawback provisions requiring corporate officers to re-pay bonuses received if the factors used in determining the bonus adversely change in any material way.

Based on its extensive analysis of the various factors discussed in the CD&A and benchmarking against the Company’s peer group with the help of an independent, outside consultant, the Compensation Committee determined that, although the Company’s position with respect to each element of compensation may vary, the total compensation of our named executive officers as disclosed in this proxy statement is competitive.

The affirmative vote of a majority of votes cast is required to approve, on a non-binding advisory basis, the compensation of the named executive officers. The Board of Directors recommends that shareholders vote FOR approval of the compensation of our named executive officers as described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the CD&A, the Summary Compensation Tables and other compensation tables and the accompanying footnotes and narratives and any related material). Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the approval of the compensation of our named executive officers.

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER APPROVAL

OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act shareholders also are entitled to vote on a non-binding, advisory basis to determine the frequency of the advisory vote on the compensation of our named executive officers. Accordingly, the Company is asking shareholders whether the advisory vote on the compensation of our named executive officers should occur every year, every other year or every three years. Shareholders also have the option to abstain from voting on this matter.

The Board of Directors has carefully considered what frequency it should recommend for the advisory vote on the compensation of our named executive officers. After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to shareholders, the Board of Directors recommends submitting this advisory vote to the Company’s shareholders at the Annual Meeting of Shareholders every year. The Board of Directors believes that an annual advisory vote on the compensation of our named executive officers aligns most closely with our objective to engage in regular dialogue with our shareholders on corporate governance matters, including the philosophy, policies and programs related to our executive officer compensation. While the Board believes that an annual advisory vote will be more limited in value than a vote which more effectively accounts for the long-term elements of the executive compensation program, the Board recognizes that many of the Company’s shareholders may want the option to express their approval or disapproval of the program each year based on a multi-year review. The Board’s determination was based on the premise that the recommendation for an annual advisory vote could be modified in future years if it becomes apparent that an annual say-on-pay vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices.

For the reasons discussed above, the Board recommends that shareholders vote in favor of holding an advisory vote on the compensation of our named executive officers every year. Shareholders should be aware that they are not voting “for” or “against” the Board’s recommendation to vote for a frequency of every year for future advisory votes on the compensation of our named executive officers. Rather, shareholders will be casting votes to recommend that an advisory vote on the compensation of our named executive officers be held every year, every other year or every three years, or they may abstain entirely from voting on the matter.

The outcome of this advisory vote is not binding on the Company or on the Board of Directors. However, the Board will review and consider the outcome of this vote when making a decision as to the policy to be adopted by the Board on the frequency of future advisory votes on the compensation of our named executive officers. It is possible that none of the frequency vote choices will receive a majority of the votes cast. The option that receives the most votes from shareholders will be considered by the Board to be the shareholders’ recommendation as to the frequency of future advisory votes on the compensation of our named executive officers.

The Board of Directors recommends that shareholders vote for the option of EVERY YEAR as the frequency with which shareholders will be provided an advisory vote on the compensation of our named executive officers. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy for the option of EVERY YEAR as the frequency with which shareholders will be provided an advisory vote on the compensation of our named executive officers.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance

David H. Hannah(2)	59	Chairman and Chief Executive Officer; Director
Gregg J. Mollins(2)	56	President; Chief Operating Officer; Director
Karla R. Lewis	45	Executive Vice President; Chief Financial Officer
James D. Hoffman	52	Senior Vice President, Operations
Stephen P. Koch	44	Senior Vice President, Operations
William K. Sales, Jr.	53	Senior Vice President, Operations
John G. Figueroa(1) (4) (5)	48	Director
Thomas W. Gimbel(1) (5)	59	Director
Douglas M. Hayes(1) (3) (4) (6)	67	Director
Franklin R. Johnson(1) (3) (5)	74	Director
Mark V. Kaminski(2) (3) (4) (5)	55	Director
Andrew G. Sharkey, III(2) (3) (4) (5)	64	Director
Leslie A. Waite(1) (3) (4)	65	Director

(1)	Term of office as a director expiring in 2011.

(2)	Term of office as a director expiring in 2012.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation and Stock Option Committee.

(5)	Member of the Nominating and Governance Committee.

(6)	Lead Director for non-management and independent director meetings.

Nominees for Directors to be Elected in 2011 With Terms Ending in 2013

John G. Figueroa was appointed a director of Reliance effective October 1, 2010. As of January 1, 2011, Mr. Figueroa became the chief executive officer of Omnicare, Inc., which is a leading provider of pharmaceuticals to seniors, and from 2006 to December 2010 he served as president of the U.S. Pharmaceutical Group of McKesson Corporation. Mr. Figueroa served in other senior management positions with McKesson Corporation from 1997 to 2006. Mr. Figueroa serves on the Nominating and Governance Committee and the Compensation and Stock Option Committee of the Board of Directors. The Board of Directors has determined that Mr. Figueroa is an independent director.

Thomas W. Gimbel was appointed a director of Reliance in January 1999. Mr. Gimbel has been retired since 2006 and currently serves as Trustee of the Florence Neilan Trust, which for many years was one of Reliance’s largest shareholders. Between 1984 and 2006, Mr. Gimbel was the president of Advanced Systems Group, an independent computer consulting firm servicing database requirements for diverse businesses of various sizes. From 1975 to 1984, Mr. Gimbel was employed by Dun & Bradstreet. Mr. Gimbel serves as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Gimbel is an independent director.

Douglas M. Hayes became a director of Reliance in September 1997. Mr. Hayes retired from Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), where he was managing director of Investment Banking from 1986 to February 1997, after which he established his own investment firm, Hayes Capital Corporation, located in Los Angeles, California. DLJ was an underwriter in our 1997 public equity offering and was also the underwriter in our initial public offering in 1994. Mr. Hayes serves as a member of our Audit Committee and our Compensation and Stock Option Committee, and Mr. Hayes also serves as our Lead Director for non-management director meetings. Mr. Hayes served on our Nominating and Governance Committee through February 2005. Mr. Hayes is also a director of Circor International, Inc., a public company, the securities of which are traded on the New York Stock Exchange, and for which Mr. Hayes serves as chairman of the audit committee and as a member of the compensation committee. The Board of Directors has determined that Mr. Hayes is an independent director.

Franklin R. Johnson was appointed a director of Reliance in February 2002. Mr. Johnson is a certified public accountant, having been the managing partner of the entertainment practice of Price Waterhouse until he retired in June 1997. Mr. Johnson was the chief financial officer of Rysher Entertainment, a producer and distributor of films and television shows from June 1997 to June 1999. Since July 1999, he has served as a business consultant, a litigation consultant and an expert witness, but he has not provided any of these services to Reliance. Mr. Johnson serves as a member and the Chair of our Audit Committee and as a member of our Nominating and Governance Committee. Mr. Johnson also serves as a director of Special Value Continuation Fund, a registered investment fund for institutional investors organized by Tennenbaum Capital Partners, for which Mr. Johnson is chairman of its audit committee. The Board of Directors has determined that Mr. Johnson is an independent director and that he qualifies as the financial expert of the Audit Committee.

Leslie A. Waite has been a director of Reliance since 1977. Mr. Waite is an investment advisor and, since April 2003, has been managing director and senior portfolio manager of Lombardia Capital Partners LLC (formerly Valenzuela Capital Partners LLC). Until December 2002, he had been the president and chief portfolio manager of Waite & Associates since its formation in 1977. Mr. Waite is a member of our Audit Committee and our Compensation and Stock Option Committee. The Board of Directors has determined that Mr. Waite is an independent director.

Directors Whose Terms Continue Until 2012

David H. Hannah was appointed a director of Reliance in 1992 and became the Chairman of the Board of Reliance in October 2007 and the Chief Executive Officer of Reliance in January 1999. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Los Angeles Reliance Steel Company division of Reliance from 1989 to 1990. Mr. Hannah has served as an officer of the Company since 1981. For eight years before joining Reliance in 1981, Mr. Hannah, a certified public accountant, was employed in various professional staff positions by Ernst & Whinney (a predecessor to Ernst & Young LLP, which was our independent registered public accounting firm through 2007).

Mark V. Kaminski was appointed a director of Reliance in November 2004. Mr. Kaminski was chief executive officer and a director of Commonwealth Industries Inc. (now Aleris International, Inc.) from 1991 to June 2004, when he retired. Mr. Kaminski had served in other capacities with Commonwealth Industries Inc. since 1987. Aleris is a supplier of metals to Reliance, but our purchases in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris. Mr. Kaminski is also a director of the Matthew Kelly Foundation, Cincinnati, Ohio, a non-profit organization. Mr. Kaminski serves as a member and the Chair of our Compensation and Stock Option Committee and a member of our Audit Committee and our Nominating and Governance Committee. Mr. Kaminski also serves as a director and on the audit and compensation committees of Granite Rock, a privately-held company. The Board of Directors has determined that Mr. Kaminski is an independent director.

Gregg J. Mollins was appointed a director of Reliance in September 1997 and became President of Reliance in January 2002. Mr. Mollins has served as Chief Operating Officer since May 1994. Mr. Mollins was Executive Vice President from November 1995 to January 2002, was Vice President and Chief

Operating Officer from 1994 to 1995 and was Vice President from 1992 to 1994. Prior to that time he had been with Reliance for six years as Division Manager of the former Santa Clara division. For ten years before joining Reliance in 1986, Mr. Mollins was employed by certain of our competitors in various sales and sales management positions.

Andrew G. Sharkey, III was appointed a director of Reliance in July 2007. Mr. Sharkey served as president and chief executive officer of the American Iron and Steel Institute from 1993 until his retirement in September 2008, and from 1978 to 1993 Mr. Sharkey was president, executive vice president and director of education for the Steel Service Center Institute (currently the Metal Service Center Institute). Mr. Sharkey serves as a member and the Chair of our Nominating and Governance Committee and a member of our Compensation and Stock Option Committee and our Audit Committee. Mr. Sharkey also serves as a director and a member of the compensation committee and the governance and nominating committee of General Moly, Inc., a public company with securities listed on the NYSE Alternext (formerly the American Stock Exchange). The Board of Directors has determined that Mr. Sharkey is an independent director.

Executive Officers

In addition to Messrs. Hannah and Mollins, the following are executive officers of Reliance:

Karla R. Lewis became Executive Vice President of Reliance in January 2002 and continues as our Chief Financial Officer. Mrs. Lewis was also appointed an Assistant Corporate Secretary in 2007. Mrs. Lewis had been Senior Vice President and Chief Financial Officer of Reliance since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer of Reliance from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis served as Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant, was employed by Ernst & Young (our independent registered public accounting firm through 2007) in various professional staff positions.

James D. Hoffman became Senior Vice President, Operations in October 2008. Prior to his appointment, he served as executive vice president and chief operating officer of our subsidiary, Earle M. Jorgensen Company, from April 2006 to September 2008. Mr. Hoffman was appointed executive vice president of Earle M. Jorgensen Company in January 2006, having been a vice president of Earle M. Jorgensen Company from 1996.

Stephen P. Koch became Senior Vice President, Operations of Reliance in April 2010. From July 2007 until he joined Reliance, Mr. Koch had been President of Chapel Steel Corp., a subsidiary of Reliance. Prior to that he held the positions of Executive Vice President of Chapel from 2005 to June 2007, Vice President of Chapel Steel Corp. from 1995 to 2005 and had previously served as sales manager of Chapel Steel Corp.

William K. Sales, Jr. became Senior Vice President, Operations in January 2002, having joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp. (now Kaiser Aluminum Corporation), a producer of aluminum products and a supplier of Reliance.

Significant Corporate Officers

In addition, the following Reliance officers are expected to make significant contributions to our operations:

Brenda Miyamoto, 38, became Vice President and Corporate Controller in May 2007, having been promoted from Corporate Controller, a position which she had held since January 2004. Prior to that time,

Ms. Miyamoto served as Group Controller from December 2001 to January 2004. For six years prior to joining Reliance, Ms. Miyamoto, a certified public accountant, was employed by Ernst & Young LLP (our independent registered public accounting firm through 2007) in various professional staff and manager positions.

Donna Newton, 57, became Vice President, Human Resources in January 2001. Ms. Newton joined Reliance as Director of Employee Benefits and Human Resources in February 1999. Prior to that time, she was director of sales and service for the Los Angeles office of Aetna U.S. Healthcare and also held various management positions at Aetna over a 20-year period. Aetna is our health and medical insurance provider.

Kay Rustand, 63, joined Reliance as Vice President and General Counsel in January 2001 and as of April 1, 2010 she became the Corporate Secretary. Prior to that time, Ms. Rustand was a partner at the law firm of Arter & Hadden LLP (our former counsel) in Los Angeles, California, for more than 10 years, specializing in mergers and acquisitions, corporate and securities law. Following law school, Ms. Rustand served as a law clerk for the Honorable Herbert Y. C. Choy, of the U. S. Court of Appeals for the Ninth Circuit.

Sheldon U. Tenenbaum, 65, became Senior Vice President, Supplier Development in May 2009. Mr. Tenenbaum served as Vice President of Chatham Steel Corporation from 1998 when Reliance acquired Chatham until 1999 when he became Director of Supplier Relations for Reliance. Chatham Steel Corporation is a subsidiary of Reliance. Mr. Tenenbaum has over 39 years of metals service center industry experience.

Colleen Wolf, 46, joined Reliance as Chief Information Officer in July 2008. Prior to that time, Ms. Wolf served as the vice president, North American business systems for Starbucks from October 2007 to July 2008 and as the chief information officer and senior vice president of New Century Financial from April 2006 to September 2007. From 1996 to April 2006, Ms. Wolf was vice president, information technology, supply chain and corporate finance for Mattel, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis should be read together with the information presented in the Summary Compensation Table and other compensation tables and the footnotes to those tables and related disclosures following the Compensation and Stock Option Committee Report in this proxy statement.

Overview

The Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”) administers our executive compensation program. The Compensation Committee is composed entirely of independent directors and makes recommendations to the independent directors on the Board of Directors regarding the compensation of all of the Company’s corporate officers, including the named executive officers identified below. The Company’s pay-for-performance executive compensation program is designed to meet the following objectives:

1.	To motivate and hold accountable corporate officers to enhance long-term shareholder value;

2.	To ensure our ability to attract and retain superior corporate officers; and

3.	To align executive compensation with Company earnings.

The Compensation Committee recognizes that both goals 1 and 2 must be achieved to sustain financial results consistent with the Company’s historical performance.

To motivate executive officers to enhance shareholder value, we maintain a pay-for-performance compensation structure that puts much of the executive officers’ compensation at risk, depending on the Company’s performance, and that provides cash rewards to our executive officers principally for the amount of return on beginning shareholders’ equity and equity rewards for overall Company performance and individual performance. Base salaries are generally set below average or at the low end of the range of reasonably competitive salaries paid to comparable officers at companies in the identified peer group described below so that a larger portion of executive compensation is at risk and depends on performance.

Generally, the executive compensation program has operated as designed, with lower cash bonuses being paid in years when the earnings are lower, such as in 2009. For 2010, our Corporate Officers Bonus Plan required a minimum return on beginning shareholders’ equity of 6% before payment of any bonus. As further described under “Elements of Executive Compensation—Incentive Bonus”, the Company exceeded this performance level, but the Compensation Committee determined that the total compensation package, including primarily total cash compensation (with bonus percentages based on our lower base salaries), was below market when compared with our improved Company performance and compared to that of our peer group and did not adequately compensate the officers for their efforts. As further described below under “Analysis of Individual Compensation”, the Compensation Committee concluded that the superior management skills of the Company’s officers contributed to the Company’s ability to sustain profitability and to outperform the industry in a difficult and challenging environment. The Compensation Committee, with the concurrence of the other independent directors, awarded an additional bonus to the corporate officers to make the total compensation package, including total cash compensation, more comparable to those paid to executives in the Company’s peer group.

The Compensation Committee maintains straightforward pay practices. The Compensation Committee recently recommended that the Board establish the following written policies which are consistent with our actual practices:

•	No excessive perquisites;

•	No tax gross ups on perquisites;

•	No repricing or replacement of stock options;

•	No hedging by corporate officers with respect to the Company’s stock; and

•	No excessive hiring, retirement or severance packages.

The Company has not entered into employment agreements with any of its corporate officers and has not guaranteed any minimum bonus payments. The Board has also adopted a clawback policy to require corporate officers to re-pay to the Company any portion of an incentive bonus awarded to the officer if the basis for the award adversely changed as a result of a restatement of the Company’s financial statements or any other material change in the factors used to calculate the bonus. Other than the SERP and deferred compensation plans described below, the Company’s corporate officers participate in our health, welfare and retirement plans on the same basis as these benefits are generally available to all eligible employees.

Compensation Committee

The Compensation Committee is comprised solely of directors who satisfy the independence requirements of the listing standards for the New York Stock Exchange, come within the definition of “non-employee directors” pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and are deemed to be “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Management assists the Compensation Committee in its administration of the executive compensation program by providing quantitative data and qualitative evaluations regarding both our Company’s performance and each officer’s performance.

The Compensation Committee reviews our Company’s financial statements and compares the Company’s financial results with those of the peer group identified by the Compensation Committee, compares certain stock market data for the Company, the peer group and general indices (including stock performance over various time periods and volatility), and compares compensation information for our named executive officers with that available for comparable executive officers of other public companies, including the peer group described below. In determining the amount of the total compensation package and the allocation between cash and non-cash elements, the Compensation Committee considers both qualitative and quantitative criteria, historical compensation records of the Company, and recommendations and evaluations by named executive officers with respect to officers they supervise.

Outside Consultants

The Compensation Committee engages an independent outside consulting firm to aid in the review and evaluation of the total compensation package provided to the named executive officers and the individual elements of the package on at least an annual basis. In 2010 the Compensation Committee engaged Towers Watson. In 2011 the Compensation Committee learned that the individual consultant with whom they had been working had decided to join Pay Governance LLC, so to maintain the continuity of the consultant the Compensation Committee engaged Pay Governance LLC. Each consultant has provided an objective review of the compensation paid to the named executive officers and has identified competitive levels and elements of compensation paid to similarly-situated executive officers at other public companies. Each of the consultants was asked to consider the Company’s executive compensation structure and to recommend changes consistent with what is considered market level or competitive total compensation for executive officers of similar public companies. The consultants were not engaged to provide any other services to the Company, except with respect to reviews of our director compensation on behalf of the Nominating and Governance Committee, which the Compensation Committee believes was consistent with their duties with respect to executive officer compensation.

Peer Group

With the help of its consultant, the Compensation Committee develops a peer group of companies in similar industries and of companies of comparable size in terms of revenues and/or stock market capitalization structures, industry and complexity. The Compensation Committee then reviews available compensation information for officers of companies in the peer group and also may review surveys that cover companies from across industries and companies of various sizes, taking into consideration the Company’s performance in relation to the peer group.

There are no public companies in the metals service center industry that are of comparable size, complexity and performance to Reliance. Accordingly, in considering executive compensation for 2010 the Compensation Committee and Towers Watson together developed a peer group for purposes of comparison (the “2010 Peer Group”), consisting of the following 15 Fortune 500-ranked public companies, in the same or similar industries with annual revenues ranging from one-half to twice Reliance’s revenues:

•	five metals companies: AK Steel Holding Company; Allegheny Technologies, Inc.; Commercial Metals Company; Steel Dynamics, Inc.; and The Timken Company;

•	three diversified wholesalers: Genuine Parts; W. W. Grainger, Inc.; and Wesco International; and

•	seven industrial companies: Dover Corp.; Eaton Corporation; General Cable Technologies Corporation; ITT Corporation; Parker Hannifin Corp.; SPX Corporation and Terex Corp.

The 2010 Peer Group was selected so that the Company would be approximately in the middle of the group with respect to various financial metrics, based on 2008 and 2009 information (the most recent information then available). The peer group identified by the Compensation Committee may change from year to year, depending on the Company’s growth, changes in the economy and other events that might make any individual company more or less comparable to Reliance, and did change for 2010 compared with 2009 given the impact of the recent recession on the companies’ performance that resulted in certain companies no longer meeting the criteria.

The Compensation Committee made certain compensation determinations, including those regarding performance goals under the Corporate Officers Bonus Plan and equity compensation, in January and February of 2010 for the 2010 year, based on the Company’s 2009 financial results compared to the 2010 Peer Group. In July 2010 the Compensation Committee awarded increases in the base salaries that had been frozen since January 2008. The Compensation Committee then, in February 2011, reconsidered and re-evaluated other elements of executive compensation when 2009 financial information was available for the entire 2010 Peer Group, as well as the Company’s 2010 financial results and 2010 financial results for some companies in the 2010 Peer Group and some companies in our industry.

Compared to the 2010 Peer Group, the Company ranked in the first quartile for growth over a one-year period and exceeded the growth of the 2010 Peer Group in the third quartile over a five-year period. Because of general economic conditions, the Compensation Committee focused more on the Company’s debt as a percentage of total capital and total asset leverage than it had in the past. The Company’s debt as a percentage of total capital and total asset leverage both ranked in the first quartile over a one-year period and over a five-year period, as a result of the named executive officers’ managing the Company’s assets well, paying down debt quickly and maintaining our investment grade credit rating in light of the economy. The Company’s return on net assets and return on total assets both ranked in the first quartile for 2009, reflecting the impact of the recession, and in the third quartile over a five-year period, in keeping with the

Company’s focus on long-term performance goals. Reliance far exceeded the performance of the 2010 Peer Group with respect to total shareholder return growth with a 117% improvement over a one year period for 2009 over 2008 and an 18% compound annual growth rate (CAGR) over a five year period ending December 31, 2009. The third quartile of the 2010 Peer Group had only 38% and 9% improvements for those same periods.

The Compensation Committee also compared the performance of the Company’s stock price to the stock prices of the 2010 Peer Group and of other companies in the metals and metals service center industries, including AK Steel Holding Company; Allegheny Technologies, Inc.; A.M. Castle & Co.; ArcelorMittal; Century Aluminum; Commercial Metals Company; Gibraltar Industries; Metals USA; Nucor Corporation; Olympic Steel; U.S. Steel and Worthington Industries, Inc., as well as the Standard & Poor’s 500 and Russell 2000 indices. The Compensation Committee found that Reliance consistently ranked second out of 15 different companies in the percentage of improvement over five- and ten-year periods while the top performer changed for each period.

Policies

Reliance enjoys a team-oriented corporate culture and rewards the entire team of executive and corporate officers for their joint efforts that result in the Company’s performance. The Company believes that attracting and maintaining a team of superior officers with complementary skills and expertise has proven successful for the Company’s growth, both organically and through acquisitions, and for maintaining the Company’s profitable financial performance, each of which generally enhances shareholder value. None of the Company’s officers, including the named executive officers, has an employment contract, severance agreement, change of control agreement or other similar agreement. To motivate executive officers to enhance shareholder value, we maintain a pay-for-performance compensation structure that puts much of the executive officers’ compensation at risk, depending on the Company’s performance. Corporate officers earn cash rewards principally for the amount of return on beginning shareholders’ equity that is achieved and equity rewards for overall Company performance and individual performance. Executive officers are also rewarded for activities that further the strategic vision and goals of the Company, and the individual’s level of responsibility with the Company. The underlying principle that all of the Company’s senior management is required to adhere to is to maintain the Company’s reputation for honesty and integrity, while providing a safe workplace for our employees, excellent, responsive service to our customers, maintaining excellent relationships with our suppliers, credibility with our investors and access to capital markets and acquisition opportunities. Failure to adhere to this principle could result in a reduction in compensation or termination of employment.

Our compensation structure for our named executive officers has four main elements:

•	base salary,

•	cash incentive bonus,

•	equity incentive bonus (which may consist of stock options or restricted stock or both), and

•	retirement or deferred compensation benefits,

to provide short-term, long-term and retirement benefits. Relatively more weight is allocated to annual cash bonuses and less weight to equity awards, base salaries and perquisites. The allocation between the base salary and the cash incentive bonus is intended to place a significant portion of the named executive officers’ cash compensation at risk, based on the Company’s performance.

The cash incentive bonus under the Corporate Officers Bonus Plan is calculated based on a sliding scale requiring a stated return on beginning shareholders’ equity to achieve a bonus of a stated percentage of base salary. The Company must achieve a minimum return on beginning shareholders’ equity equal to at least 6% for any officer to receive a bonus. Executive officers could receive the target bonus of 100% of base salary only if the Company achieved a 12% return on beginning shareholders’ equity in 2009 or 13% in 2010. The return on beginning shareholders equity established for the threshold and target bonus percentages were approximately equal to the reported amounts for the 25th percentile and 50th percentile of the 2010 Peer Group and the maximum bonus percentage was well into the top quartile of the bonuses established by the 2010 Peer Group. In 2011 the Compensation Committee found that, while the maximum bonuses would result in total cash compensation comparable to companies in the top quartile of the 2010 Peer Group, the threshold and target bonus amounts would result in total compensation below that payable by companies in the 25th percentile and 50th percentile. The cash incentives, which are calculated as percentages of the base salary, were significantly lower than those of comparable officers in the 2010 Peer Group partially due to the lower base salaries paid at Reliance, the significant increase in shareholders’ equity that was achieved in years prior to 2009 as the Company grew significantly making the return on beginning shareholders’ equity (ROBE) thresholds more difficult to achieve, and the improved but still low business levels in our industry in 2010 and in 2011, so the Compensation Committee recommended an adjustment in the cash incentive bonus and a change to the sliding scale, making the target amount equal to 150% of the named executive officers’ base salary, which would be received if the Company achieved a return of 13% for 2011. The maximum incentive bonus percentage did not change and would only be earned if the Company achieved a return on beginning shareholders’ equity equal to or greater than 25%.

The long-term benefits include both equity (through stock option grants or restricted stock awards) and retirement benefits. The equity component is intended to more closely align the officers’ interests with shareholders’ interests and to more closely align the officers’ compensation with the Company’s stock performance. Both of the long-term benefits are intended to encourage the officers to remain with the Company and to increase shareholder value.

The Company has had a supplemental executive retirement plan (“SERP”) since 1996 in which all named executive officers other than James D. Hoffman and Stephen P. Koch participate. As of December 2008 the Company adopted a deferred compensation plan to replace certain subsidiary deferred compensation plans or supplemental executive retirement plans that were in existence at the time that the Company acquired those subsidiaries. None of the named executive officers participates in the deferred compensation plan at this time, other than Mr. Hoffman who participated in the Earle M. Jorgensen Company (“EMJ”) deferred compensation plan, which plan was replaced.

Stock Ownership Requirements

To more closely align the interests of executive officers with the interests of shareholders, the named executive officers are required to maintain an ownership position in our common stock at least equal to five times base salary for our principal executive officer (our CEO), four times base salary for our chief operating officer, three times base salary for our principal financial officer (our CFO), and two and a quarter times base salary for the other named executive officers. All of the named executive officers either are in compliance, or are on their way to becoming compliant within five years from the date of appointment, with these stock ownership requirements. The policy also provides that all officers who are not named executive officers must maintain a shareholding position in the Company of from one to two and a quarter times their base salaries.

Procedures

The Compensation Committee is charged with assisting the Board to fulfill its obligations with respect to the compensation policies and does so by gathering both current and historical information relevant to the performance of the Company as compared to the identified peer group, compensation paid to named executive officers of the Company and comparable officers with the companies in the peer group identified by the Compensation Committee, and from time to time surveys of other public companies that the Compensation Committee determines to be comparable or useful. At the request of the Compensation Committee, our CEO annually provides a summary of accomplishments and disappointments for the year under review, goals and results for the year under review and goals for the year ahead, a discussion of any tactical and strategic risks, any revisions to the strategic vision of the Company and a review or evaluation of each of the corporate officers, including the named executive officers. The independent directors review and discuss these items before any analysis specifically related to the mix, structure or amount of total compensation for the corporate officers.

After reviewing that information and the data previously gathered with its consultant, the Compensation Committee makes recommendations for the compensation to be paid to the CEO and other corporate officers. The Compensation Committee then discusses these recommendations with the CEO and presents these recommendations to the independent directors in executive session. The base salary and cash incentive bonus generally are considered at different times from one another and from the equity portion of executive compensation, although the Compensation Committee does analyze the proposed total compensation package before making any recommendations. The independent, non-management directors of the Board make the final determination of the compensation to be paid to the CEO and the other corporate officers of the Company.

Elements of Executive Compensation

The compensation structure for our named executive officers (and other corporate officers) has four main elements:

•	base salary,

•	cash incentive bonus,

•	long-term equity incentive compensation (which may consist of stock options or restricted stock or both), and

•	retirement or deferred compensation benefits.

Our named executive officers may participate in our 401(k) Plan and health and medical insurance benefit plans, obtain life and disability insurance, and receive ESOP benefits on the same basis as these benefits are generally available to all eligible employees. (Since our Company is decentralized, we do not have master plans for each of these benefits that apply to employees Company-wide. Certain of our plans, such as the ESOP, are available only to employees of Reliance, the parent company. Other plans are available only to employees of certain subsidiaries and not corporate officers.)

Base Salary

The base salary is the minimum pay that an officer receives in any year. The base salaries of the named executive officers are set below or at the low end of the range of reasonably competitive salaries paid to comparable officers at companies in the identified peer group. The Compensation Committee compared the base salaries of the named executive officers against the base salaries of comparable officers at companies in the 2010 Peer Group and found them to be in the lowest quartile. The base salaries of the named executive officers were significantly below market, with the base salary of the Chief Executive Officer, the President and Chief Operating Officer, and the Chief Financial Officer being 25% to 30% below the median base salaries of comparable officers in the 2010 Peer Group. Base salaries for all of the corporate officers of the Company, including the named executive officers, were voluntarily frozen from January 2008 to July 2010 in light of the economic crisis. In July 2010 the Compensation Committee and the Board raised the base salaries by 4% to 7%, which was comparable to base salary increases received by comparable officers in the 2010 Peer Group.

Incentive Bonus

To offset the lower base salaries, corporate officers are eligible for potentially higher cash bonuses that are tied to the return on beginning shareholders’ equity. This has historically resulted in combined total cash compensation competitive with the Company’s peer group. Under our shareholder-approved Corporate Officers Bonus Plan (the “Bonus Plan”) our named executive officers (and other corporate officers) are eligible for a bonus determined by the annual total return on beginning shareholders’ equity. The Compensation Committee in the first quarter of each year adopts a sliding scale to calculate the bonus (up to a maximum of 300% of base salary) for the named executive officers based on the actual return on beginning shareholders’ equity relative to the goals established in the sliding scale at the beginning of each year, to tie the compensation of the named executive officers directly to the Company’s performance.

Under the Bonus Plan, the Company’s return on beginning shareholders’ equity (ROBE) is calculated by dividing net income for the period January 1 to December 31 of the applicable year (as may be adjusted for significant, unusual or non-recurring events) by total shareholders’ equity at December 31 of the immediately preceding year (as may be adjusted as a result of the issuance of new shares of the Company’s common stock). ROBE was selected as the primary financial metric for calculating bonuses because it represents the return on shareholders’ investments in the company, emphasizes profitability and measures how efficiently management is using capital.

For 2010, each named executive officer had a target bonus of 100% of base salary, which would be earned if the rate of return were 13% (which was chosen as the target based on the Company’s long-term average return on beginning shareholders’ equity). In 2010, the sliding scale provided for a bonus to be paid if the annual rate of return on beginning shareholders’ equity was 6% or more, with the amount of bonus calculated as a corresponding percent of base salary ranging from 12.5% to 300% of the base salary of the named executive officer if the Company achieved returns of 6% to 25% or more. By way of example, for 2010 the named executive officers would receive no bonus if the rate of return were below 6%, a bonus of 100% of base salary if the rate of return were 13% and a maximum of 300% of base salary if the rate of return were 25% or greater. The maximum amount was the same in 2009, but the threshold bonus amount was 14% if the Company achieved a return of 6% and the target bonus amount of 100% would have been earned if the Company achieved a return of 12%.

In years where the Company has achieved record performances, the incentive cash bonuses have been comparable to those received by executive officers of companies in the Company’s peer group despite the fact that the bonus calculation is based on our lower base salaries. For 2010, however, the Compensation Committee found that the incentive bonuses were significantly below those received by comparable officers in the 2010 Peer Group despite the fact that the Company outperformed most of those companies. The performance goals are reasonably demanding compared to those established by companies in the 2010 Peer Group. Meeting the maximum goals results in cash bonuses and total cash compensation comparable to that received by executive officers in the top quartile of the 2010 Peer Group but performance at the target and threshold levels results in total cash compensation that is not commensurate with the Company’s performance or with total cash compensation paid to comparable officers at companies in the 2010 Peer Group.

For 2010, the Company’s return on beginning shareholders’ equity was 7.5% and increased from 6.1% in 2009, so none of the Company’s officers received the target bonus amount for either year despite the Company’s significantly improved results in a difficult environment. Under the Bonus Plan the named executive officers were entitled to receive amounts equal to only 25% of their respective base salaries for 2010 compared to 14% of their respective base salaries in 2009. Furthermore, when benchmarking the total compensation of the named executive officers against total compensation paid to comparable officers at companies in the 2010 Peer Group, the Compensation Committee found that maximum annual bonuses that could be payable to the named executive officers were among the highest of the maximum bonuses of the 2010 Peer Group, but that total compensation if the maximum bonuses were paid would be competitive. On the other hand, the total compensation that could be payable to the named executive officers if the

Company’s performance was at or below the target level was substantially below that paid to comparable officers of companies in the 2010 Peer Group if the target or lower bonus amounts were paid.

We cannot predict with any certainty the probability of the named executive officers receiving any specific bonus amount in 2011, since it depends on the performance of the Company. If the Company achieves record performances as it did in 2006 through 2008, the named executive officers may receive amounts of up to 300% of their respective base salaries as their cash bonuses under the Bonus Plan, which could put the total compensation in the top quartile for that of comparable officers in the 2010 Peer Group. On the other hand, if the Company achieves a return on beginning shareholders’ equity similar to that achieved in 2009, the named executive officers would receive the threshold amount equal to 38% of their respective base salaries as shown below. The Compensation Committee established the target bonus percentage based on the assumption that in a normal economy the Company should be able to achieve a 13% return on beginning shareholders’ equity, but there is no guarantee that it will do so. The table below illustrates the threshold, target and maximum bonuses that would be payable under the Bonus Plan for 2011 based on the identified officers’ current base salaries if the Company achieves the correlated level of performance, but the Company cannot provide any assurance that it will achieve any particular return on beginning shareholders’ equity.

Officer Name/Title	Minimum Bonus Amount(1) (ROBE of < 6%)	Threshold Bonus Amount(1) (ROBE of 6%)	Target Bonus Amount(1) (ROBE of 13%)	Maximum Bonus Amount(1) (ROBE of 25%)

David H. Hannah Chairman and Chief Executive Officer	$-0-	$285,000	$1,125,000	$2,250,000
Gregg J. Mollins President and Chief Operating Officer	$-0-	$209,000	$825,000	$1,650,000
Karla R. Lewis Executive Vice President, Chief Financial Officer and Assistant Secretary	$-0-	$152,000	$600,000	$1,200,000
James D. Hoffman Senior Vice President, Operations	$-0-	$133,000	$525,000	$1,050,000

Stephen P. Koch Senior Vice President, Operations	$-0-	$129,200	$510,000	$1,020,000
William K. Sales, Jr. Senior Vice President, Operations	$-0-	$133,000	$525,000	$1,050,000
Named Executive Group	$-0-	$1,041,200	$4,110,000	$8,220,000
Non-Executive Director Group	$-0-	$-0-	$-0-	$-0-
Other Corporate Officer Employee Group(2)	$-0-	$244,403	$964,750	$1,929,500

(1)

Estimate is based on the base salary in effect on December 31, 2010 and bonus percentages applicable for 2011. The actual amount of the bonuses for corporate officers other than the named executive officers is within the discretion of the Compensation and Stock Option Committee, subject to approval of the independent, non-management directors. No bonus is payable if the ROBE is less than 6%.

(2)	This group consists of six officers.

Because of the disparity in total compensation despite the improved performance of the Company in 2010, the Compensation Committee recommended and the independent directors approved discretionary bonuses of 36% of the named executive officer’s base salary so that the total cash compensation received by the named executive officers was comparable to that received by comparable officers in the 2010 Peer Group. The Compensation Committee calculated the amount based on the new sliding scale for the Bonus Plan for 2011 (see discussion below). In approving these awards, the Compensation Committee also considered that the Company achieved significant revenue growth without significantly increasing its leverage in 2009 and 2010, maintained operating margins comparable to those of the 2010 Peer Group and achieved strong operating returns on assets.

2011 Bonus Plan.

When originally developing the sliding scale for incentive bonuses, the Compensation Committee determined that the Company’s average return on beginning shareholders’ equity from 1978 to 2004 was 12.8%, with a median return of 13.2%. For the period from 1978 through 2008 following five record performance years, the average rate of return over the period had increased to 14.3% and the median had increased to 13.7%. Given the impact of the recession on the Company’s performance in 2009 and 2010, the average rate of return and the median return were reduced to 13.8% and 13.4%, respectively. Further, given the significant growth of the Company over the past several years, shareholders’ equity grew substantially over that period making the return rates more difficult to achieve, especially given the current business environment and expectation of a slow recovery.

Before adopting the sliding scale for 2011, the compensation Committee reviewed the Company’s past practices and results. The rates of return on beginning shareholders equity have varied from a low of 1.6% to a high of 32.6% during the period from 1978 to 2010. In only three years (all of which occurred within the last six years) in that period has the Company exceeded the 25% rate of return, which the Compensation Committee has determined is required for the named executive officers to achieve the maximum incentive bonus equal to 300% of their respective base salaries. The rate of return in 2006 exceeded 25%, the rate of return for 2007 was 23.4% and the rate of return for 2008 was 22.9%. Because of the economic downturn, the Company’s rate of return on beginning shareholders’ equity for 2009 was 6.1% and was 7.5% for 2010, an industry-leading performance. Accordingly, under the Bonus Plan for 2010 the named executive officers were entitled to receive 25% of their respective base salaries as an incentive bonus, up from the 14% received for 2009 but down from the 269% received for 2008.

To reduce this fluctuation and better incentivize our officers, the Compensation Committee, with the approval of the independent directors, adopted a new sliding scale under the Bonus Plan for 2011. The 2011 sliding scale retains the target ROBE of 13%, but increases the target bonus amount from 100% of base salary to 150%. The percent of base salary to be awarded as a bonus for 2011 increases to 38% for a 6% ROBE but remains 300% for a ROBE equal to or in excess of 25%, reflecting the fact that our named executive officers have lower base salaries than comparable officers in the 2010 Peer Group. We cannot predict with any reasonable certainty the likelihood that the named executive officers will receive their target bonuses for 2011. The Compensation Committee believes that the sliding scale, as adjusted in 2011, is a reasonable quantitative approach to determining the bonuses to be paid, which reflects the Company’s performance in good times and bad and awards the named executive officers accordingly.

Equity Incentive Compensation

We grant equity awards under our shareholder-approved Amended and Restated Stock Option and Restricted Stock Plan (the “Stock Plan”). The Stock Plan is intended to encourage the named executive officers and other key employees of the Company and its subsidiaries to remain with the Company on a long-term basis, to reward individual performance and levels of responsibility and to motivate them to create enhanced shareholder value over the long-term. The Compensation Committee has complete authority to interpret the Stock Plan and make all decisions with respect to how it functions. The Compensation Committee recommends grants of options or restricted stock, but the independent directors approve all grants of stock options or issuance of restricted stock. The Compensation Committee considers the recommendations of our Chief Executive Officer with respect to any grants or awards to the other named executive officers and other corporate officers, as well as to other key employees.

In making its recommendations to the Board, the Compensation Committee considers the position of the named executive officer, his or her importance to the Company’s results, his or her individual performance, the equity awards previously granted to that individual, the option price or market value of the equity grant, the total number of options or restricted shares to be recommended for granting and the relative number of such recommended grants among the various individuals then under consideration for grants, as well as the potential dilution and the related stock option expense as a percentage of pre-tax income.

Under the terms of the Company’s Stock Plan, the exercise price of the stock option must be at least equal to the fair market value of the underlying stock on the date of grant. The fair market value is defined, for purposes of the Stock Plan, as the closing price of Reliance common stock on the New York Stock Exchange Composite Index on the business day immediately prior to the grant date.

Beginning in 2008, the Compensation Committee determined that no more than 33% of the total options granted should be granted to all of the corporate officers as a group, including the named executive officers. When determining the number of stock options to grant to the named executive officers for 2010, the Compensation Committee found that stock options are the most prevalent form of equity compensation used by the 2010 Peer Group and that the value of the stock options granted to the named executive officers was significantly below the value of equity grants to comparable officers in the 2010 Peer Group, with the estimated value of stock options granted in 2009 in the lowest quartile of the 2010 Peer Group.

In February 2011, the Compensation Committee recommended and the Board of Directors approved the grant of a total of 265,000 non-qualified stock options to the named executive officers at an exercise price of $55.73 per share, vesting at the rate of 25% per year beginning on the anniversary of the grant. For the first time, in July 2010, the Compensation Committee also recommended the award of shares of restricted stock to certain operational and financial corporate officers. A total of 52,500 shares of restricted stock were awarded to the named executive officers, vesting at the rate of 20% per year so long as the officer remained an employee of the Company at the time of vesting. Both of these grants were in recognition of the individual performances of the named executive officers in 2010.

The Company does not plan to time nor has it timed its release of material non-public information for the purpose of affecting the value of any stock or stock options granted. In fact the Company has delayed the grant of options until material non-public information has been publicly disclosed and the market has had a reasonable opportunity to react to the information. Historically, the Compensation Committee has recommended grants of stock options for named executive officers at such times as it believed appropriate to ensure that each of the named executive officers had a reasonable amount of unexercised stock options. Since 2007, the Compensation Committee has made annual grants under the Stock Plan after the Company has reported its annual earnings and the market has had an opportunity to react to the Company’s release of its financial results in late February.

SERP and Deferred Compensation Plan

In 1996, Reliance adopted a SERP to provide post-retirement benefits to certain of our executive officers (other than James D. Hoffman and Stephen Koch, who were not corporate officers at the time that the SERP was frozen to new participants) and to certain other key employees. The SERP was amended in 1999 to provide for a pre-retirement death benefit. Effective January 1, 2009, the SERP was amended and restated and frozen to new participants. One of the primary objectives of the amendment was to shift the risk of the performance of the individual’s retirement plan investments from the Company to the participants. Through December 31, 2008, the SERP benefit payable to each participant was offset by the value that the participant was expected to receive from the Company’s contributions to the participant accounts in the Company’s 401(k) Plan and ESOP, including earnings thereon from the date of contribution to retirement, as well as amounts the participant was to receive from social security. These offsets resulted in the Company bearing the risk of any reductions in the value of those investments. Because of the significant decline in overall investment markets in 2008, the Company’s SERP expense increased significantly as the amount of the benefit payable by the SERP increased. The 2009 amendment and restatement eliminated the offsets to the SERP benefit and reduced the benefit amount to 38% of the average of the participant’s highest five years of the last ten years of total cash compensation (from 50% less offsets for the value of the Company contributions to the 401(k) Plan and ESOP plans as well as social security benefits). The amendment also froze the plan to new participants and brought it into compliance with Rule 409A under the Internal Revenue Code, among other things. The new benefit formula was intended to provide participants with approximately the same benefits that they would have received under the calculation required by the SERP before the amendment, but shifted certain risks from the Company to the participant.

Reliance also adopted a deferred compensation plan effective December 1, 2008, to combine and replace certain deferred compensation plans and supplemental executive retirement plans that existed at certain companies at the time that we acquired them. The deferred compensation plan does not provide for any minimum rate of return. James D. Hoffman was previously a participant in a subsidiary plan that was replaced, and he now participates in the Reliance Deferred Compensation Plan. The Company contribution made to the deferred compensation plan for the benefit of Mr. Hoffman was based on the formula applicable under the replaced plan and may include additional discretionary amounts. In addition, as an employee of EMJ, Mr. Hoffman is entitled to receive 2,989 phantom shares of Reliance stock under the Earle M. Jorgensen Supplemental Bonus Plan.

The Compensation Committee considers the SERP benefits and any benefits under the Reliance Deferred Compensation Plan in its analysis of the total compensation of the named executive officers. In benchmarking the values of the SERP against the retirement benefits offered at companies in the 2010 Peer Group, the Compensation Committee found that the values are competitive for the named executive officers who participate in the SERP.

Other Benefits

Our 401(k) Plan allows all eligible employees, including the named executive officers, who have been employed a minimum of three months, to defer a portion of their eligible compensation and provides a matching contribution of up to 3% of eligible compensation, subject to certain IRS limitations ($245,000 total compensation in 2010). All named executive officers participate in this 401(k) Plan. We have maintained an Employee Stock Ownership Plan (“ESOP”) since 1974, which was approved by the IRS as a qualified plan. All non-union employees of Reliance, including the named executive officers, are eligible to participate in the ESOP as of the first January 1 after one and one-half years’ of service. An employee who is eligible to participate in the ESOP is fully vested in the shares of our common stock allocated to his/her ESOP account. Allocation is based on the participant’s eligible compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum amounts established by the IRS ($245,000 total compensation in 2010). The Company also pays 100% of the healthcare insurance premiums for the named executive officers and his/her dependents, as we do for all eligible employees of Reliance. The Company also provides certain club memberships for our named executive officers to be used for business purposes. Following the retirement of James P. MacBeth in June 2010, James D. Hoffman’s responsibilities were significantly increased. Because of his expanded duties with the Company and his supervision of operating units more in the western United States and to increase the likelihood of retaining his services, Mr. Hoffman was asked to move from Chicago to the western United States in 2011. To assist with his relocation costs and the loss of value in the house he had purchased in Chicago when he moved there at the request of Earle M. Jorgensen Company, the Board awarded Mr. Hoffman $500,000 as a relocation bonus. This bonus is subject to a significant clawback requiring repayment of all or a portion of the bonus if Mr. Hoffman terminates his employment with the Company within three years or fails to move within a reasonable period of time. When benchmarking the perquisites provided to the named executive officers compared with the 2010 Peer Group, the Compensation Committee found that the perquisites were significantly below the median of those provided to comparable officers of companies in the 2010 Peer Group.

Analysis of Compensation Decisions

Review of Market and Financial Data. When making decisions regarding the compensation of our named executive officers, the Compensation Committee considers information from a variety of sources. The Compensation Committee obtains from our accounting department historical data on the level of compensation paid to executive officers and subsidiary officers by the Company, both individually and in relation to one another. The accounting department, with assistance from outside experts, also prepares certain quantitative calculations regarding the values of stock option grants, restricted stock and retirement benefits. Members of the Compensation Committee and its consultant gather publicly available information on compensation paid by members of the Company’s identified peer group, as well as information regarding the Company’s performance and results relative to these other companies and companies in the metals service center industry, and may review from time to time surveys of related compensation information. The composition of the peer group is reviewed annually and, if necessary, the Compensation Committee may revise the peer group in an effort to assure comparability of information.

The information on other companies, including the 2010 Peer Group, alone is not determinative. The Compensation Committee analyzes both the individual elements and the total compensation packages for each of the named executive officers. In addition to the relative financial results of the Company compared to companies in the peer group and companies in the metals service center industry and compensation of comparable executive officers in each of these groups, the Compensation Committee considers factors such as the Company’s stock performance as compared with standard indices, such as the Standard & Poor’s 500 or the Russell 2000. The Compensation Committee recognizes that, given the stock options and restricted stock granted and the amounts of stock actually held, the named executive officers are directly impacted by the Company’s stock price and, accordingly, their interest in the Company’s performance and the impact it has on the market value of the stock is closely aligned with that of the Company’s shareholders.

The Compensation Committee extensively analyzed the following income statement, balance sheet, and stock market data of the Company and the 2010 Peer Group, for the 2009 year, since that was the most recent information available at the time the compensation decisions were being made:

Annual revenue

Net income

Operating margins

Return on equity

Number of full-time employees

Stock-market capitalization

One, three, five, and 10-year stock market returns benchmarked against various stock indices

Capitalization and debt ratios

Black Scholes factors

Because of the impact of the recession on the 2010 Peer Group and the Company, the Compensation Committee focused more on debt as a percentage of total capital and total asset leverage for each of these companies in making its 2010 determinations.

The Compensation Committee also considered the structure of total compensation (base salary, cash bonus, long-term incentive plans, and long-term or retirement plans) as compared to the 2010 Peer Group. This discussion of the structure of various executive compensation programs included the following:

Various elements of pay expressed as a percent of salary

Mix of direct pay

Value of annual equity grants

Long-term incentive plans

Non-qualified stock option plans of 2010 Peer Group companies

Rationale for restricted stock

Restricted stock and various performance standards

Retirement plans

Retirement plans of 2010 Peer Group companies

Based on its analysis of the above and benchmarking against the 2010 Peer Group, the Compensation Committee determined that, although the Company’s position with respect to each element of compensation may vary, the total compensation for the named executive officers for 2010 is competitive, once it was adjusted for the discretionary cash bonus awarded by the Compensation Committee. As a consequence, without the adjustment for the discretionary bonus, the total compensation for the Company’s named executive officers was significantly below those of comparable officers in the 2010 Peer Group. The Compensation Committee noted that, given the Company’s performance in 2010, it was reasonable and indeed necessary to increase the cash bonuses paid to the named executive officers in order to meet the goals of the Company’s compensation policies and to reward the named executive officers for their outstanding performance in a difficult and challenging economic environment. In addition, the SERP values for 2010 were significantly reduced as a result of the amendment and restatement of the SERP. Given the volatility of the Company’s stock during the recession, the value of the awards of stock options and restricted stock granted to the named executive officers are significantly lower than the value of equity awards granted to comparable officers of the 2010 Peer Group. Our compensation structure emphasizes annual cash incentive bonuses, which are performance based, and retirement benefits, with lower base salaries, equity compensation and perquisites, thereby more closely tying executive compensation to Company performance, but also retaining long-term benefits.

Long-Term Company Performance Considerations. In 2008, the Company achieved record sales and earnings despite the economic recession that did not significantly impact our Company until November 2008. We completed our largest acquisition to date, based on transaction value in August 2008 and, consequently, the Company did not experience the immediate negative impact from the recession as early as many other companies. Following the sudden and significant impact of the global economic downturn that we experienced beginning in the fourth quarter of 2008, the Company was faced with the most difficult operating environment that it had ever experienced in 2009. The management team worked together to generate record cash flow, reduce debt, reduce costs and ensure that the Company would be profitable despite the economy. The Company once again outperformed its peers.

The Compensation Committee also considered the changes in the Company’s stock price compared to the changes in the stock price of the following companies: AK Steel Holdings, Allegheny Technologies, A.M. Castle & Co., Century Aluminum, Commercial Metals Company, Gibraltar Industries, Nucor Corporation, Olympic Steel and Worthington Industries, Inc., as well as the Standard & Poor’s 500 industry index for one-, five- and ten-year periods. In the five- and ten-year periods Reliance’s stock performance ranked second among these companies, and for the one-year period Reliance ranked fourth. Excluding dividends, the increase in value in Reliance stock for one year was 18.2%, five years 67.2% and ten years 312.8%.

In addition, from 2006 to 2008 and again in 2010, the Company’s net income and sales increased over the prior year, as shown below. In 2009 both the Company’s net income and sales were down significantly because of the recession. The Compensation Committee believes that the Bonus Plan, together with the discretionary bonus and the change in the sliding scale, appropriately adjusts the cash compensation of the Chief Executive Officer and the other named executive officers to reflect the significant change in the Company’s performance, as shown in the table below with respect to the Chief Executive Officer.

Percent Changes From Prior Year

Year	Net Sales	Net Income	CEO Cash Compensation (base + bonus)

2006	71%	73%	7%

2007	26%	15%	(2%)

2008	20%	18%	10%

2009	(39%)	(69%)	(69%)

2010	19%	31%	48%

While mindful of the volatility of the Company’s stock price, the Compensation Committee recognized that the lowered price in 2009 and 2010 was principally a result of the economic upheaval from the meltdown of the financial markets and was not related specifically to the Company’s performance or the performance of the executive officers. The Compensation Committee also noted that the Company’s stock price has recovered significantly. The Compensation Committee commended the executive officers for their outstanding efforts to manage working capital, particularly by reducing inventory and expenses beginning in the fourth quarter of 2008 and continuing throughout 2010 in response to reduced customer demand. The significant increase in cash flow allowed the Company to reduce its debt and deleverage its balance sheet to maintain its investment grade credit rating, reducing our net debt-to-total capital ratio to 23.5% at the end of 2010, down from 25.6% at the 2009 year end and down from 41.4% at the 2008 year end. To the knowledge of the Compensation Committee, Reliance is one of only two public metals service center/processor companies to have an investment grade credit rating and to have remained profitable during this economic crisis. The Compensation Committee believes that the Company’s total compensation plan is well designed, comprehensive and aligns management and the Board of Directors with creating value for each and every shareholder. Excluding dividends, the increase in value in Reliance stock for one year was 18.2%, five years 67.2% and ten years 312.8%. In the five- and ten-year periods, Reliance stock performance ranked first or second among its peer companies, and for the one-year period Reliance ranked fourth. The CAGR for the Company’s stock, measured by the value at December 31, for five, ten, and sixteen years (since the 1994 IPO), are 10.8%, 15.2% and 18.5%, respectively. The Compensation Committee finds these to be outstanding results and believes the shareholders are very fortunate to have the management team and all of the Reliance employees who contributed to this performance. The Compensation Committee, in collaboration with its consultant and after completing its analysis, concluded that the Chief Executive Officer’s cash compensation was below market median even with the total compensation being adjusted for the increase in base salary in July 2010 and for the discretionary bonus. The Compensation Committee also found, based on the information provided by its consultant, that the total compensation for Reliance’s other named executive officers was competitive, and in the top quartile.

The Compensation Committee targets total compensation of the corporate officers at a level competitive with companies in our peer group. While the Company achieved significant revenue growth without significantly increasing its leverage in 2009 and 2010, maintained operating margins comparable to those of the 2010 Peer Group and achieved strong operating returns on assets, the total direct compensation of the Company’s named executive officers lagged 25% to 30% below market medians, with the total compensation of the Chief Executive Officer (“CEO”) being significantly below market. With the addition of the discretionary bonuses, the total compensation paid to our named executive officers other than the CEO improved to between the 25th and 50th percentile with respect to total compensation paid named executive officers of the 2010 Peer Group.

Individual Performance Considerations. Individual performance of each of the named executive officers principally impacts any increase in base salary (which in turn impacts the amount of the cash incentive bonus that is calculated as a percentage of the base salary) and the number of stock options or shares of restricted stock granted. Each of the named executive officers contributed to the Company’s results in a number of ways, and all worked together as a team to rapidly and effectively respond to the dramatic decline in demand and pricing that occurred throughout 2009 and maintain the Company’s profitable results during that time and to continue to grow the Company and improve profitability in 2010. The Compensation Committee has focused on the long-term benefit to and sustainability of the Company by maintaining superior corporate officers in a team having complementary skills. The Compensation Committee considered, among other things, the following specific factors in addition to the more subjective factors of management style, problem-solving capabilities, supervisory responsibilities and the responsibilities of due diligence related to proposed acquisitions and the integration and subsequent performance of completed acquisitions of each of the named executive officers:

CEO – It is the CEO’s responsibility to develop a strategic vision for the Company and to ensure that the corporate officers take actions to further the Company’s long-term corporate goals and objectives. Mr. Hannah has been the principal factor in developing and implementing the acquisition strategy of the Company and in maintaining a strong balance sheet and adequate financing to allow the Company to grow both organically and through acquisitions. In 2009 Mr. Hannah developed and implemented a strategy to quickly respond to the economic downturn by maximizing liquidity, mainly by reducing inventory levels and controlling costs and using the cash generated to pay down debt, so that the Company deleveraged the balance sheet significantly by paying down approximately $830 million of debt, which provided us with ample liquidity not only to survive the recession but to end the year as a financially stronger and leaner company. In 2010 Mr. Hannah continued to focus on the implementation and maintenance of this strategy, as well as evaluating potential acquisition targets. At December 31, 2010, our net debt-to-total capital ratio was 23.5%, down from 25.6% at the end of 2009 and down from 41.4% at the 2008 year end and down from about 50% immediately following the completion of our acquisition of PNA as of August 1, 2008. Even if the Company borrowed the total amount available under its $1.1 billion credit facility, the Company’s net debt-to-total capital ratio would be less than 40%. In 2010 we completed two acquisitions identified by Mr. Hannah. Mr. Hannah also directly supervises certain of our specialty subsidiaries. Mr. Hannah also became more directly involved in the development of a company-wide information technology strategy. Mr. Hannah remains the face of the Company as he actively engages in conferences, meetings and conversations with analysts, investors and shareholders. He has pursued an increased focus on the safety of our employees with an improved safety record. Mr. Hannah also works with Mr. Mollins to direct the allocation of our capital for purposes of maintaining excellent services for our customers and expanding our product and processing offerings and diversification.

President and COO – Mr. Mollins, in addition to supervising Mr. Hoffman, Mr. Koch, Mr. MacBeth (before his retirement), and Mr. Sales and the presidents of some of our larger subsidiaries, was directly involved in the organic growth of the Company and in planning the expansion of existing operations. The presidents of the six PNA companies acquired in 2008 and the two companies acquired in 2010 report directly to Mr. Mollins, who spends considerable time motivating the officers and integrating the companies into Reliance, emphasizing Reliance’s management strategy with respect to gross profit margins and inventory turns in the difficult operating environment in 2009 and in 2010. Mr. Mollins also oversees the capital expenditures of the Company; we spent $111 million on capital expenditures in 2010. Both Mr. Hannah and Mr. Mollins developed and implemented a plan to respond quickly to falling prices and worsening economic conditions by reducing inventory and expenses and increasing productivity. In addition, Mr. Hannah and Mr. Mollins concluded that it would be necessary to close certain facilities and such closings were handled smoothly without losing any significant business. Mr. Mollins worked directly with the various subsidiaries to increase the cooperative attitude and encourage buying products within the Reliance family of companies to speed the reduction of inventory during the economic downturn and to further enhance our inventory management as conditions improve. Mr. Mollins maintains excellent relations with our suppliers to enable us to obtain products in a timely manner at the best available pricing for the types of orders.

EVP and CFO – Mrs. Lewis supervises the Vice President, Human Resources and the Vice President and Corporate Controller, as well as other non-officer employees, and serves on the executive committee overseeing the long-term development of the Company’s information technology activities. Mrs. Lewis also oversees our credit department. Under Mrs. Lewis’s leadership, the Company managed its cash flow so as to maintain a strong balance sheet allowing continued access to capital, along with meeting all debt covenants and financial reporting requirements and maintaining strong internal controls throughout the Company. Mrs. Lewis’s focus on deleveraging the balance sheet significantly with the Company paying down approximately $830 million of debt in 2009 and maintaining that focus in 2010 provided us with ample liquidity to not only survive the recession but to continue our growth efforts in 2010. At December 31, 2010, our net debt-to-total capital ratio was 23.5% down from 25.6% at the 2009 year end and down from 41.4% at the 2008 year end, and down from about 50% immediately following the completion of our acquisition of PNA as of August 1, 2008. Mrs. Lewis’s efforts in connection with the repayment of the debt related to the PNA acquisition and maintaining adequate liquidity allowed the Company to maintain an investment grade credit rating. Mrs. Lewis played a major role in completing our two acquisitions in 2010. Mrs. Lewis, together with Mr. Hannah and Mr. Mollins, was actively involved in various activities with investors and shareholders. Mrs. Lewis is also overseeing our healthcare initiative to bring all of our operating entities under the same healthcare program, rather than the multiple programs that are currently in place.

Sr. VP, Operations – Mr. Hoffman became an executive officer in October 2008 and has provided oversight for certain operating entities to maintain profitability, and improve inventory turns, and he was instrumental in implementing a plan to respond quickly to falling prices and worsening economic conditions by reducing expenses and increasing productivity and cooperation among the Reliance family of companies. In July 2010, after Mr. MacBeth’s retirement, Mr. Hoffman’s duties and responsibilities were substantially expanded and he provided oversight for a larger number of operating entities and implemented the Company’s strategy for organic growth of these operations. Mr. Hoffman focused on margin enhancement, inventory turn and growth activities in 2010. Mr. Hoffman has agreed to relocate to move closer to the majority of operating units he oversees. Mr. Hoffman maintains excellent relations with certain of our suppliers to enable us to obtain products in a timely manner at the best available pricing for the types of orders.

Sr. VP, Operations – Mr. Koch became an executive officer in April 2010 and has provided oversight for certain operating entities to maintain profitability, and improve inventory turns, and he was instrumental in implementing a plan to respond quickly to price changes and challenging economic conditions by reducing expenses and increasing productivity and cooperation among the Reliance family of companies. Mr. Koch focused on margin enhancement, inventory turn and growth activities in 2010. Mr. Koch maintains excellent relations with certain of our suppliers to enable us to obtain products in a timely manner at the best available pricing for the types of orders.

Sr. VP, Carbon Steel Operations – Prior to his retirement on June 30, 2010, Mr. MacBeth was principally involved in maintaining profitability, improving inventory turns and overseeing management of certain of our carbon steel operations, and implementing the Company’s strategy for organic growth of these operations. The Company expanded some of its existing facilities and updated processing equipment in certain key markets. Mr. MacBeth was instrumental in implementing a plan to respond quickly to falling prices and worsening economic conditions by reducing expenses and increasing productivity and cooperation among the Reliance family of companies.

Sr. VP, Operations – Mr. Sales was involved in maintaining profitability, improving inventory turns and overseeing management of certain of our non-ferrous operations, as well as implementing the Company’s strategy for organic growth for these operations. Mr. Sales continued to be involved in assisting in the expansion of our Company in Asia. In addition, Mr. Sales was involved in the expansion of existing facilities and updating of processing equipment at our non-ferrous operations, and took an active role in supervising certain of our Asian operations and implementing a more robust export compliance program. Mr. Sales is also on the executive committee overseeing the corporate information technology strategy. Mr. Sales was instrumental in implementing a plan to respond quickly to falling prices and worsening economic conditions by reducing expenses and increasing productivity and cooperation among the Reliance family of companies. Mr. Sales focused on margin enhancement, inventory turn and growth activities in 2010. Mr. Sales maintains excellent relations with certain of our suppliers to enable us to obtain products in a timely manner at the best available pricing for the types of orders.

Director Compensation

In 2008, the Nominating and Governance Committee engaged ECG Advisors, LLC as an outside consultant to update its review and evaluation of director compensation and recommended to the Board compensation levels that the Nominating and Governance Committee believes to be commensurate with other comparable public companies. In 2010, directors were paid an annual retainer, payable quarterly, and fees for attending board or committee meetings or fees for chairing the meetings or a committee of the Board. In 2010 the Nominating and Governance Committee engaged Pay Governance, LLC to once again review and evaluate director compensation. Pay Governance, LLC recommended that, to be more consistent with current practices at similarly situated companies, the Company pay annual retainers to its directors but cease to pay for meetings attended. The changes will be effective beginning in 2011 provided that the shareholders approve the amendment to the Company’s Amended and Restated Bylaws as discussed elsewhere in this proxy statement.

Under the Amended and Restated Directors Stock Option Plan, which has been approved by the shareholders, non-employee directors are entitled to receive non-qualified options to acquire shares of our common stock in accordance with that plan, including an automatic grant of 6,000 shares on the date of each Annual Meeting of Shareholders with an exercise price not less than the closing price of our common stock on the New York Stock Exchange Composite Index on the grant date. In February 2007, the Board of Directors adopted minimum requirements for directors to own the Company’s common stock. Directors are required to own shares of the Company’s common stock having a market value equal to at least five times the annual cash retainer received by directors, and directors have five years in which to acquire and begin maintaining that amount of the Company’s common stock. Each of our directors is in compliance or on the way to be compliant within the five year period from the date of appointment. This requirement will also change if the new director compensation structure discussed in Proposals 2 and 3 becomes effective.

Certain Federal Income Tax Considerations

The following summarizes certain Federal income tax considerations relating to the Company’s executive compensation plans in effect as of the date of this Proxy Statement and does not purport to be a complete statement of the law. Furthermore, the discussion does not address foreign, state, or local tax laws or considerations, and such tax laws may not correspond to the Federal income tax treatment described below. The exact Federal income tax treatment of transactions will vary depending upon the specific facts and circumstances involved and the participants are advised to consult their personal tax advisors.

Limits on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deduction we can take for compensation paid to our Chief Executive Officer and certain of our other highly paid executive officers (determined as of the end of each year) to $1 million per year per individual, subject to certain exemptions. Performance-based compensation that meets the requirements of Section 162(m) does not have to be included in determining whether we have exceeded the $1 million limit. Our Stock Plan is designed so that stock options granted to the covered individuals meet the requirements of Section 162(m) for performance-based compensation, but in 2010 we also granted restricted stock to our named executive officers which is not designed to meet the requirements of Section 162(m). Our Corporate Officers Bonus Plan is also intended to provide performance-based compensation, with respect to certain cash awards. To the extent consistent with the Company’s executive compensation objectives, we seek to preserve the ability to deduct compensation paid to our executive officers under these plans, but the Compensation Committee may approve compensation to one or more executive officers that is not deductible if the Compensation Committee determines that it is in the best interests of the Company.

Change in Control

We do not have individual employment agreements that would provide change in control or severance benefits. The SERP provides that, upon a change in control, the participants become 100% vested in their benefits, which are calculated based on compensation for the ten years prior to the change of control, and the benefit due is paid out in accordance with the plan.

In December 2008, the Company adopted a deferred compensation plan, but no named executive officer received any benefits under this plan in 2009 or 2010, other than James D. Hoffman, who received a Company contribution under the plan generally calculated based on the formula applicable under the EMJ plan which was replaced by the Reliance Deferred Compensation Plan. The purpose of the deferred compensation plan is to allow the Company to provide supplemental retirement benefits to participants in the plan and to allow participants to defer compensation to future years to meet their individual financial needs. For Company contributions, participants vest based on Years of Plan Participation at a rate of 20% per Plan Year. Participants vest 100% upon reaching Retirement (age 65 and ten years of service), Change in Control or Death, except that participants in the plan who previously participated in a subsidiary deferred compensation plan will be vested in accordance with a separate vesting schedule that matches the prior plan. Mr. Hoffman is 100% vested in the Company contribution.

COMPENSATION COMMITTEE REPORT

The Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”) is composed entirely of independent, non-employee directors listed below. John G. Figueroa joined the Compensation Committee in January 2011, but was involved in the consideration of the 2010 incentive cash bonuses and the granting of non-qualified stock options. Leslie A. Waite was Chair of the Compensation Committee during 2010 and Mark V. Kaminski became the Chair in January 2011.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, to the extent appropriate, the Company’s Annual Report on Form 10-K.

This report is submitted on behalf of the members of the Compensation Committee.

John G. Figueroa	Douglas M. Hayes

Mark V. Kaminski, Chair	Andrew G. Sharkey, III	Leslie A. Waite

EXECUTIVE COMPENSATION

The following table summarizes certain information concerning the compensation that we paid for the years 2010, 2009 and 2008 to our Chairman and Chief Executive Officer, who was our only principal executive officer during these years, our Executive Vice President and Chief Financial Officer, who was our only principal financial officer during these years, and each of the other five most highly compensated executive officers who served in that capacity during 2010:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

David H. Hannah Chairman and Chief Executive Officer	2010	$725,000	$457,500	$824,800	$2,055,960	$ -	$1,198,880	$18,436	$5,280,576
	2009	$700,000	$98,000	$ -	$1,546,000	$ -	$846,002	$20,242	$3,210,244
	2008	$700,000	$1,883,000	$ -	$1,956,000	$ -	$2,369,595	$20,529	$6,929,124

Gregg J. Mollins President and Chief Operating Officer	2010	$535,000	$335,500	$412,400	$1,027,980	$ -	$762,675	$20,097	$3,093,652
	2009	$520,000	$72,800	$ -	$773,000	$ -	$448,975	$20,242	$1,835,017
	2008	$520,000	$1,398,800	$ -	$978,000	$ -	$1,198,902	$20,529	$4,116,231

Karla R. Lewis Executive Vice President and Chief Financial Officer	2010	$387,500	$244,000	$309,300	$822,384	$ -	$225,453	$19,597	$2,008,234
	2009	$375,000	$52,500	$ -	$618,400	$ -	$330,421	$20,242	$1,396,563
	2008	$375,000	$1,008,750	$ -	$782,400	$ -	$378,857	$20,529	$2,565,536

James D. Hoffman Senior Vice President, Operations	2010	$340,000	$213,500	$206,200	$513,990	$ -	$75,000	$19,097	$1,367,787
	2009	$330,000	$46,200	$ -	$386,500	$ -	$30,000	$15,615	$808,315
	2008	$321,203	$762,992	$ -	$146,700	$ -	$38,344	$10,652	$1,279,891

Stephen P. Koch(7) Senior Vice President, Operations	2010	$321,485	$434,778	$206,200	$513,990	$ -	$-	$14,044	$1,490,497

James P. MacBeth(8) Senior Vice President, Carbon Steel Operations	2010	$160,000	$97,600	$ -	$ -	$ -	$903,543	$14,439	$1,175,582
	2009	$320,000	$44,800	$ -	$386,500	$ -	$354,775	$20,242	$1,126,317
	2008	$320,000	$860,800	$ -	$489,000	$ -	$1,314,652	$20,529	$3,004,981

William K. Sales, Jr. Senior Vice President, Operations	2010	$340,000	$213,500	$206,200	$513,990	$ -	$381,813	$19,097	$1,674,600
	2009	$330,000	$46,200	$ -	$386,500	$ -	$237,408	$20,242	$1,020,350
	2008	$330,000	$887,700	$ -	$489,000	$ -	$416,840	$20,529	$2,144,069

(1)	The amounts shown were paid under our Corporate Officers Bonus Plan for 2010, 2009 and 2008.

(2)

The amounts in this column reflect the grant date fair value of the restricted stock awarded in 2010. The values are calculated in accordance with the Stock Compensation topic of the Financial Accounting Standards Board Account (“FASB”) Accounting Standards Codification (the “Codification”) and pursuant to the Company’s stock option plans by multiplying the closing price of the Company’s common stock on the grant date by the number of shares awarded to each officer. No restricted stock was awarded to any executive officer in 2009 or 2008.

(3)

The amounts in this column do not necessarily represent the value of the stock option awards, nor are they a prediction of what the employee may realize. The amounts in this column reflect the grant date fair value of the stock options awarded in 2010, 2009 and 2008, respectively. The values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and pursuant to the Company’s stock option plans. Assumptions used in the calculation of these amounts are included in Note 10 in the Company’s Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The 2008 award values were recalculated from the amounts shown in Proxy Statement for the Annual Meeting of Shareholders held May 20, 2009 to reflect the grant date fair value, as required by SEC rules effective for 2010.

(4)	The Company has no non-equity incentive compensation plan other than the Corporate Officers Bonus Plan, which went into effect for 2008 and is accounted for under the “Bonus” column of the table.

(5)

The amounts represent the change in the present value of the accumulated benefits payable on retirement under our SERP for each of the named executive officers, with the exception of Mr. Hoffman and Mr. Koch. These amounts are determined using interest rate and mortality assumptions consistent with those included in Note 11 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed by the Company for the year ended December 31, 2010. The 2010 and 2009 amounts in the table are calculated in accordance with the amended and restated SERP that became effective as of January 1, 2009. Mr. Hoffman’s amounts represent Company contributions on his behalf to the Reliance Deferred Compensation Plan.

(6)	The 2010 all other compensation amounts are comprised of the following:

Name	401(k) Match Contributions	Profit Sharing Contributions	ESOP Contributions	Auto Allowance	Dividend Equivalents	All Other Compensation
David H. Hannah	$3,689	$-	$5,847	$4,900	$4,000	$18,436
Gregg J. Mollins	$7,350	$-	$5,847	$4,900	$2,000	$20,097
Karla R. Lewis	$7,350	$-	$5,847	$4,900	$1,500	$19,597
James D. Hoffman	$7,350	$-	$5,847	$4,900	$1,000	$19,097
Stephen P. Koch	$5,122	$5,122	$-	$2,800	$1,000	$14,044
James P. MacBeth	$4,392	$-	$5,847	$4,200	$-	$14,439
William K. Sales, Jr.	$7,350	$-	$5,847	$4,900	$1,000	$19,097

The auto allowance for all named officers was ceased effective July 2010.

(7)

Mr. Koch was appointed an executive officer as of April 1, 2010; therefore, only his 2010 compensation information is included in the table. Prior to his appointment as an executive officer of Reliance, he was the president of a wholly-owned subsidiary. The compensation paid to him by that subsidiary for the period January 1, 2010 to March 31, 2010 is included.

(8)	Mr. MacBeth retired as of June 30, 2010.

Grants of Plan Based Awards

The Company has no non-equity or equity incentive plans for its executive officers other than the Corporate Officers Bonus Plan and the Amended and Restated Stock Option and Restricted Stock Plan as disclosed on the Summary Compensation Table. The following table sets forth plan-based awards granted to the executive officers named above during 2010:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold ($)	Target ($)	Maxi- mum ($)	All Other Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)

David H. Hannah		93,750	750,000	2,250,000	-	-	-
	2/23/10								100,000	42.81	2,055,960
	7/26/10							20,000			824,800
Gregg J. Mollins		68,750	550,000	1,650,000	-	-	-
	2/23/10								50,000	42.81	1,027,980
	7/26/10							10,000			412,400
Karla R. Lewis		50,000	400,000	1,200,000	-	-	-
	2/23/10								40,000	42.81	822,384
	7/26/10							7,500			309,300
James D. Hoffman		43,750	350,000	1,050,000	-	-	-
	2/23/10								25,000	42.81	513,990
	7/26/10							5,000			206,200
Stephen P. Koch		42,500	340,000	1,020,000	-	-	-
	2/23/10								25,000	42.81	513,990
	7/26/10							5,000			206,200
William K. Sales, Jr.		43,750	350,000	1,050,000	-	-	-
	2/23/10								25,000	42.81	513,990
	7/26/10							5,000			206,200

(1)

Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were in effect for 2010 under the Corporate Officers Bonus Plan. The threshold, target and maximum payout amounts were determined in accordance with the terms of the Corporate Officers Bonus Plan. The award amount is a percent of the named executive officer’s year-end salary, with the percent based upon the current year return on beginning shareholders’ equity. In order to receive any award, the return on beginning shareholders’ equity must be at least 6%, which results in an award of 12.5% of the named executive officer’s current year base salary. The 2010 target amount is based on a return on beginning shareholders’ equity of 13%, which is based on the Company’s long-term average return on beginning shareholders’ equity, and results in an award of 100% of the named executive officer’s base salary. The maximum amount is based on a return on beginning equity of 25% or higher, which results in an award of 300% of the named executive officer’s current year salary. These columns do not reflect the actual amounts paid, but only provide an example of how bonuses would be calculated under the Corporate Officers’ Bonus Plan if the specified levels of return on beginning shareholders’ equity were achieved.

(2)	The number of shares of restricted stock awarded to each named executive officer in July 2010.
(3)	The number of non-qualified stock options awarded to each named executive officer in February 2010.
(4)	The exercise price of the stock options awarded in 2010.
(5)

The amounts in this column reflect the grant date fair value of the restricted stock and options awarded in 2010. These values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and pursuant to the Company’s stock option plans. Assumptions used in the calculation of these amounts are included in Note 10 in the Company’s Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Option Exercises and Stock Vested

The following table sets forth information for the executive officers named above with regard to the aggregate stock options exercised during the year ended December 31, 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

David H. Hannah	50,000	$1,119,085	-	$-
Gregg J. Mollins	75,000	$1,617,861	-	$-
Karla R. Lewis	37,500	$577,919	-	$-
James P. MacBeth	56,250	$1,234,751	-	$-
William K. Sales, Jr.	100,000	$2,041,705	-	$-

(1)	The amounts represent the difference between the exercise price and fair market value at date of exercise of non-qualified stock options.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by the executive officers named above at December 31, 2010, all of which were granted under the Company’s Amended and Restated Stock Option and Restricted Stock Plan and the Earle M. Jorgensen incentive stock option plan:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

David H. Hannah	37,500	12,500	-	$44.86	3/2/2014	20,000	$1,022,000	-	-
	50,000	50,000	-	$56.80	2/26/2015	-	-	-	-
	25,000	75,000	-	$33.70	4/27/2016	-	-	-	-
	-	100,000		$42.81	2/23/2017	-	-	-	-

Gregg J. Mollins	20,000	10,000	-	$44.86	3/2/2014	10,000	$511,000	-	-
	25,000	25,000	-	$56.80	2/26/2015	-	-	-	-
	12,500	37,500	-	$33.70	4/27/2016	-	-	-	-
	-	50,000	-	$42.81	2/23/2017	-	-	-	-

Karla R. Lewis	30,000	10,000	-	$44.86	3/2/2014	7,500	$383,250	-	-
	20,000	20,000	-	$56.80	2/26/2015	-	-	-	-
	10,000	30,000	-	$33.70	4/27/2016	-	-	-	-
	-	40,000	-	$42.81	2/23/2017	-	-	-	-

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

James D. Hoffman	18,750	6,250	-	$44.86	3/2/2014	5,000	$255,500	-	-
	3,750	3,750	-	$56.80	2/26/2015	-	-	-	-
	2,676	-	-	$24.92	6/17/2015	-	-	-	-
	6,250	18,750	-	$33.70	4/27/2016	-	-	-	-
	-	25,000	-	$42.81	2/23/2017

Stephen P. Koch	1,875	5,625	-	$33.70	4/27/2016	5,000	$255,500	-	-
	-	25,000	-	$42.81	2/23/2017	-	-	-	-

William K. Sales, Jr.	18,750	6,250	-	$44.86	3/2/2014	5,000	$255,500	-	-
	12,500	12,500	-	$56.80	2/26/2015	-	-	-	-
	6,250	18,750	-	$33.70	4/27/2016	-	-	-	-
	-	25,000	-	$42.81	2/23/2017	-	-	-	-

(1)

The table below shows the vesting schedule for all unexercisable options and unvested restricted stock. All options vest at the rate of 25% per year, commencing one year from the date of the grant and all restricted stock awards vest at the rate of 20% per year, commencing one year from the date of the grant:

		Vesting Schedule For Unexercisable Options
Name	Grant Date	2011	2012	2013	2014	2015

David H. Hannah	3/2/2007 (A)	12,500	-	-	-	-
	2/26/2008 (A)	25,000	25,000	-	-	-
	4/27/2009 (A)	25,000	25,000	25,000	-	-
	2/23/2010 (A)	25,000	25,000	25,000	25,000	-
	7/26/2010 (B)	4,000	4,000	4,000	4,000	4,000

Gregg J. Mollins	3/2/2007 (A)	10,000	-	-	-	-
	2/26/2008 (A)	12,500	12,500	-	-	-
	4/27/2009 (A)	12,500	12,500	12,500	-	-
	2/23/2010 (A)	12,500	12,500	12,500	12,500	-
	7/26/2010 (B)	2,000	2,000	2,000	2,000	2,000

Karla R. Lewis	3/2/2007 (A)	10,000	-	-	-	-
	2/26/2008 (A)	10,000	10,000	-	-	-
	4/27/2009 (A)	10,000	10,000	10,000	-	-
	2/23/2010 (A)	10,000	10,000	10,000	10,000	-
	7/26/2010 (B)	1,500	1,500	1,500	1,500	1,500

James D. Hoffman	3/2/2007 (A)	6,250	-	-	-	-
	2/26/2008 (A)	1,875	1,875	-	-	-
	4/27/2009 (A)	6,250	6,250	6,250	-	-
	2/23/2010 (A)	6,250	6,250	6,250	6,250	-
	7/26/2010 (B)	1,000	1,000	1,000	1,000	1,000

		Vesting Schedule For Unexercisable Options
Name	Grant Date	2011	2012	2013	2014	2015

Stephen P. Koch	4/27/2009 (A)	1,875	1,875	1,875	-	-
	2/23/2010 (A)	6,250	6,250	6,250	6,250	-
	7/26/2010 (B)	1,000	1,000	1,000	1,000	1,000

William K. Sales, Jr.	3/2/2007 (A)	6,250	-	-	-	-
	2/26/2008 (A)	6,250	6,250	-	-	-
	4/27/2009 (A)	6,250	6,250	6,250	-	-
	2/23/2010 (A)	6,250	6,250	6,250	6,250	-
	7/26/2010 (B)	1,000	1,000	1,000	1,000	1,000

(A)	Unexerciseable option
(B)	Restricted stock award

Stock Option Plans

In 2004, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 2004 (the “2004 Plan”). The Board of Directors authorized 6,000,000 shares of the Company’s common stock to be reserved for issuance upon exercise of stock options granted under the 2004 Plan. On May 17, 2006, as approved by the shareholders on that date, the 2004 Plan was amended and restated to allow the Board to extend the term of subsequently granted stock options to up to ten years, to increase the number of shares available for future grants of options or restricted stock from 6,000,000 shares to 10,000,000 shares, and to provide for the grant of restricted shares of the Company’s common stock, in addition to or in lieu of stock options. (The 2004 Plan, as amended and restated, is also referred to as the “Stock Plan.”) There are 7,941,492 common shares available for issuance and 3,631,742 non-qualified stock options and 61,000 shares of restricted stock have been granted and are outstanding under the Stock Plan as of December 31, 2010. The Stock Plan provides for granting of stock options that may be either “Incentive Stock Options” within the meaning of Section 422A of the Code or “Non-Qualified Stock Options” which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of common stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent provisions of the Internal Revenue Code, is deemed to own) more than 10% of the outstanding common stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Compensation and Stock Option Committee establishes the terms and conditions for the exercise of stock options, which are set forth in the instrument evidencing the stock option. Stock options may be exercised with cash or such other form of payment as may be authorized by the Compensation Committee. Stock options may not be granted more than ten years from the date of the Stock Plan and expire five years from the date of the grant for options granted prior to December 31, 2006 and up to ten years for options granted thereafter, as determined appropriate by the Compensation Committee. All options outstanding as of December 31, 2010 have seven-year terms and vest at the rate of 25% per year, commencing one year from the date of grant. All shares of restricted stock awarded under the 2004 Plan and outstanding as of December 31, 2010 have dividend rights and vest at the rate of 20% per year, commencing one year from the date of grant. The Stock Plan expires by its terms as of December 31, 2013.

In February 2011, the Compensation Committee recommended and the independent, non-management directors on the Board of Directors approved the grant of non-qualified options to acquire a total of 1,037,250 shares of the Company’s common stock, of which 265,000 non-qualified stock options were granted to the named executive officers, at an exercise price of $55.73 per share. In February 2010, the Compensation and Stock Option Committee recommended and the independent, non-management directors on the Board of Directors approved the grant of non-qualified options to acquire a total of

1,003,400 shares of the Company’s common stock, of which 240,000 non-qualified stock options were granted to the named executive officers, at an exercise price of $42.81 per share. All of these stock options have a term of seven years, becoming exercisable at the rate of 25% per year beginning on the first anniversary of the grant.

In connection with our acquisition of EMJ in April 2006, the Company assumed the EMJ incentive stock option plan (“EMJ Plan”) and converted the outstanding EMJ options to options to acquire 287,886 shares of Reliance common stock on the same terms and conditions as were applicable to such options under the EMJ Plan, with adjusted exercise prices and numbers of shares to reflect the difference in the value of the Reliance stock compared with the EMJ stock. Options granted under the EMJ Plan have ten-year terms and became fully vested as of March 31, 2009. There are 56,310 options granted and outstanding under the EMJ plan as of December 31, 2010. James D. Hoffman, who became an executive officer of Reliance as of October 1, 2008, holds 2,676 of these incentive stock options.

Incentive Bonus Plans

In February 2008 the Compensation and Stock Option Committee recommended and the independent non-management directors on the Board of Directors approved a Corporate Officers Bonus Plan that is a non-equity incentive bonus plan available to all officers of Reliance, including the named executive officers. The Corporate Officers Bonus Plan was approved by the shareholders in May 2008. The Corporate Officers Bonus Plan is an annual cash incentive payment based on the Company’s performance. The amounts of the bonuses for the named executive officers are the result of a quantitative calculation based on the annual return on beginning shareholders’ equity of the Company (net income for the year, as reported, divided by the shareholders’ equity at the beginning of the year; net income and shareholders’ equity may be adjusted due to certain non-recurring events as determined by the Compensation Committee and approved by the independent directors). The Compensation Committee has more discretion for corporate officers other than the named executive officers to determine annually, based on both qualitative and subjective criteria, what maximum percent of base salary would be paid as a bonus. For the named executive officers, the Compensation Committee, as approved by the independent directors on the Board each year, adopts a sliding scale with percentages of base salary corresponding to certain rates of return on beginning shareholders’ equity of the Company. The scale provides for a bonus to be paid to named executive officers if the rate of return on beginning shareholders’ equity is 6% or more, with the corresponding percent of salary ranging from 14% to 300% for 2009, 12.5% to 300% for 2010 and from 38% to 300% for 2011. A bonus of 100% of base salary was the target for 2009 and 2010 and that amount was increased to 150% for 2011. The target would be attained if the Company’s rate of return on beginning shareholders’ equity was 12% in 2009 and 13% in 2010 and 2011. A maximum of 300% of base salary may be attained if the rate of return is 25% or greater.

Our divisions and subsidiaries have separate incentive bonus plans structured to allow them to participate in pretax income if the income exceeds established goals to provide bonuses to certain of the officers and managers, based upon the earnings of the respective subsidiary or division. These bonus plans are reviewed periodically by the executive officers of Reliance and the subsidiary boards of directors. Executive officers who serve as officers of subsidiaries are not eligible to participate in any subsidiary’s bonus plan and receive no other compensation from any subsidiary.

401(k) Retirement Savings Plan

Various 401(k) and profit sharing plans are maintained by Reliance and its subsidiaries. Effective in 1998, the Reliance Steel & Aluminum Co. Master 401(k) Plan (the “401(k) Plan”) was established, which combined several of the various 401(k) and profit sharing plans of Reliance and its subsidiaries into one plan. Salaried and certain hourly employees of Reliance and its participating subsidiaries are covered under the 401(k) Plan. The 401(k) Plan allows each subsidiary’s Board to determine independently the annual matching percentage and maximum compensation limits or annual profit sharing contribution. Eligibility occurs after three months of service, and the Reliance contribution vests at 25% per year, commencing one year after the employee enters the 401(k) Plan. Other 401(k) and profit sharing plans and defined benefit pension plans exist as certain subsidiaries have not yet combined their plans into the 401(k) Plan as of December 31, 2010.

Reliance also participates in various multi-employer pension plans covering certain employees not covered under our benefit plans pursuant to agreements between Reliance and collective bargaining units who are members of such plans.

Supplemental Executive Retirement Plan and Deferred Compensation Plan

In 1996, Reliance adopted a SERP, which provides post-retirement benefits to certain named executive officers, among others. Under the SERP as adopted and in effect through December 31, 2008, benefits equaled 50% of the average of the participant’s highest five years of the last ten years of total cash compensation, offset by amounts received from the Company contributions to and earnings on the participant’s 401(k) Plan and the ESOP accounts, as well as amounts received through social security. The SERP was amended in 1999 to provide for a pre-retirement death benefit.

Effective January 1, 2009, the SERP was amended and restated principally to shift the risk of performance of the individual’s retirement plan investments from the Company to the participant. Other objectives were to freeze the SERP to new participants, to bring the documents into compliance with IRS Rule 409A and to clarify certain provisions of the SERP. The most significant change was to eliminate the offsets to the participants’ benefit payments. Under the SERP as amended, benefit payments will equal 38% of the average of the participant’s highest five years of the last ten years of total cash compensation (“Final Average Compensation”), without any deduction. Prior to the amendment, the benefit was calculated as 50% of the average of the participant’s highest five years of the last ten years of total cash compensation, subject to the offsets referenced above. The new percentage should provide participants with approximately the same benefits that they would have received under the calculation required by the SERP before the amendment. Other changes include paying the pre-retirement death benefit over a period of ten years, making the change of control benefit payable to all participants in a lump sum in the event of a change of control, and a delay in payments for “specified employees” as defined under Rule 409A.

Reliance also adopted a deferred compensation plan effective December 1, 2008, which is administered by the Compensation Committee, but no named executive officer participated in or received any contributions under this plan other than James D. Hoffman, who is not a participant in the SERP. Mr. Hoffman received a Company contribution of $38,344 for the 2008 year based on his participation in a subsidiary deferred compensation plan that was replaced by the Reliance Deferred Compensation Plan and a 2009 Company contribution of $30,000 and a 2010 contribution of $75,000. Mr. Hoffman’s aggregate balance in the Reliance Deferred Compensation Plan as of December 31, 2010 was $246,819. No salary deferrals were allowed in the Reliance Deferred Compensation Plan through December 31, 2010. Aggregate earnings during 2010 in Mr. Hoffman’s deferred compensation account balance were $39.

The estimated present value of accumulated benefits payable by the SERP at the normal retirement age of 65 for each of the executive officers named below, determined using interest rate and mortality assumptions consistent with those included in Note 11 in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, is as follows:

Pension Benefits

Name(1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year ($)

David H. Hannah	Supplemental Executive Retirement Plan	30	$5,936,620	$ -0-
Gregg J. Mollins	Supplemental Executive Retirement Plan	24	$3,370,337	$ -0-
Karla R. Lewis	Supplemental Executive Retirement Plan	19	$934,730	$ -0-
James P. MacBeth(2)	Supplemental Executive Retirement Plan	28	$4,377,181	$ -0-
William K. Sales, Jr.	Supplemental Executive Retirement Plan	13	$1,431,913	$ -0-

(1)	James D. Hoffman and Stephen P. Koch are not participants in the SERP.

(2)	James P. MacBeth retired as of June 30, 2010 and began receiving benefit payments in January 2011.

Employee Stock Ownership Plan

In 1974, Reliance adopted an ESOP that was approved by the Internal Revenue Service as a qualified plan and that allows eligible employees to receive our common stock. All non-union Reliance employees, including executive officers, are eligible to participate in the ESOP as of January 1 after one and one-half year’s of service with Reliance. An employee who is eligible to participate is fully vested in the shares of our common stock allocated to his/her ESOP account. Allocation is based on the participant’s compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum compensation amounts established by the Internal Revenue Service ($245,000 for 2010). Dividends on the common stock are passed through and paid directly to the participants. Each year, Reliance contributes to the ESOP an amount determined by the Board of Directors, but no less than that amount necessary to cover the obligations of the ESOP, including any trustee’s fees. Our cash contribution was $1,200,000 for 2010. The cash contribution is used to purchase shares of our common stock on the open market. The shares are retained by the ESOP until a participant retires or otherwise terminates his/her employment with Reliance. Employees of the subsidiaries are not eligible to participate under our ESOP.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 regarding shares outstanding and available for issuance under our Amended and Restated Stock Option and Restricted Stock Plan, our Amended and Restated Director Stock Option Plan and the EMJ incentive stock option plan:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance

Equity compensation plans approved by security holders	3,880,052	$44.76	4,460,056

Equity compensation plans not approved by security holders	-	-	-

Total	3,880,052	$44.76	4,460,056

Risks Related to Compensation Plans

Our Compensation Committee has concluded that the Company’s various compensation plans do not encourage excessive or inappropriate risk taking or create any risk that is reasonably likely to have a material adverse effect on the Company.

Throughout our Company, compensation of our management and key employees is structured with the same elements as for our named executive officers: base salary, incentive cash bonus, equity compensation and a retirement benefit. Sales personnel generally are also paid commissions on the gross profit from sales. Our bonus plans provide variable compensation and are performance based programs triggered by various financial and operational measures, including most commonly return on manageable assets, gross profit, inventory turn, credit performance, safety metrics and other similar performance standards tailored to the job responsibilities of the individual employee and the results of the business unit or subsidiary for which the individual works. These plans generally place a maximum or cap on the amounts payable under the plans, which we believe mitigates excessive risk taking. From time to time discretionary bonuses may be awarded to individual employees based upon that individual’s performance and contribution to the results of the Company as a whole. Any discretionary bonus or commission awarded in connection with a particular transaction would be based principally on the profitability of the transaction and payable on completion. Our senior management reviews compensation paid to division managers, subsidiary officers and key employees and our Compensation Committee and the Board of Directors approves all grants of stock options or restricted stock.

The nature of our business limits potential risk of the actions of individual employees and individual transactions. Our primary business is to serve customers by providing quick delivery, metals processing and inventory management services, principally for small orders. During 2010, our average order was approximately $1,300. We believe that our focus on small orders with quick turnaround differentiates us from many of the other large metal service center companies and allows us to provide better service to our customers, and that it also mitigates excessive risk taking. It is rare that any of our operating units enters into a material contract or agreement, and, on those rare occasions when a material contract is being considered, senior management is always involved. Further, given the internal processes and controls that we have in place, it would be very difficult for any individual or group of individuals to manipulate the results of their operating unit in a manner that would have a material adverse effect on the Company’s consolidated results.

By focusing on profitability as one of our principal performance measures, we believe that our key employees are encouraged to reduce risk and to focus on long term objectives. Consequently, we believe that our division and subsidiary management take a more balanced, realistic approach in evaluating any opportunity that arises and avoid excessive risk taking.

DIRECTOR COMPENSATION

In 2006, the Nominating and Governance Committee engaged an outside consultant to advise the Board on the amount of fees to be paid to non-management directors and recommended that the director compensation be reviewed every two years. For 2010, each non-management director was paid an annual retainer of $60,000, paid quarterly, and a fee of $2,500 for attending each Board or Committee meeting in person or any meeting of the non-management directors held on a day other than the day of a regular Board meeting and $1,250 for each meeting in which they participate by conference telephone call. Following its biennial review, the Nominating and Governance Committee recommended and the Board agreed that the annual retainer to be paid to non-employee directors should be increased to $120,000, paid in quarterly installments of $30,000 each, and that the fees payable for attendance at Board and committee meetings be eliminated, effective January 2011. In addition, the Company pays the Audit Committee Chair an annual retainer of $20,000, the Compensation Committee Chair an annual retainer of $10,000, the Nominating and Governance Committee Chair an annual retainer of $10,000, and a $15,000 annual retainer to the Lead Director who chairs the non-management Board meetings, all of which fees are paid quarterly. Mr. Hannah, who was elevated to the position of Chairman in October 2007, does not receive an annual retainer or other fees for his service as Chairman and as a director. All directors are reimbursed for expenses incurred in connection with Board or Committee meetings.

In May 1998, the shareholders approved the Directors Stock Option Plan (as subsequently amended and restated, the “Directors Plan”) for non-employee directors. There were 600,000 shares of our common stock reserved for issuance under the Directors Plan initially. In February 1999, the Directors Plan was amended to authorize the Board of Directors of Reliance to grant additional options to acquire our common stock to non-employee directors. In May 2004 the Directors Plan was amended to accelerate the vesting of a non-employee director’s unexpired stock options in the event that such an individual retires from the Board of Directors at or after the age of 75, so that any unexpired stock options granted under the Directors Plan become immediately vested and exercisable, and the director, if he or she so desires, must exercise those options within ninety (90) days after such retirement or the options shall expire automatically. Options under the Directors Plan are non-qualified stock options, with an exercise price equal to fair market value at the date of grant. All options granted prior to May 2005 expire five years from the date of grant. None of the stock options becomes exercisable until one year after the date of the grant, unless specifically approved by the Board of Directors. In each of the following four years, 25% of the options become exercisable on a cumulative basis.

In May 2005 the Directors Plan was further amended to provide for automatic annual grants of options to acquire 6,000 shares of common stock to each non-employee director. These options become 100% exercisable after one year. Once exercisable, the options remain exercisable until that date which is ten years after the date of grant. In addition, the amendment increased the number of shares available for future grants of options from the 374,000 shares reserved as of May 2005 to 500,000 shares. As of December 31, 2010 there were 371,000 shares available for issuance and 192,000 options outstanding under the Directors Plan.

Based on information provided by the independent compensation consultant, the Nominating and Governance Committee and the Board have recommended that the Directors Plan be replaced by the Directors Equity Plan to allow for the grant of shares of common stock, rather than merely the grant of non-qualified stock options. Please see the discussion under Proposal 3 above.

In February 2007, the Board of Directors adopted minimum requirements for directors to own the Company’s common stock. Directors are required to own shares of the Company’s common stock having a market value equal to at least five times the annual cash retainer received by directors, and directors have five years in which to acquire and begin maintaining that amount of the Company’s common stock. John G. Figueroa, our newest director, is the only director who has not yet met this requirement. The Nominating and Governance Committee recommended and the Board approved changing this requirement to establish a minimum holding requirement for each director of shares of Reliance common stock having a market value of $300,000.

Director Summary Compensation Table

The following table sets forth certain information regarding fees paid and expense for outstanding options under the Directors Plan during 2010:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1) (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total

John G. Figueroa	$22,500	$ -	$ -	$ -	N/A	N/A	$22,500
Thomas W. Gimbel	$102,500	$ -	$132,540	$ -	N/A	N/A	$235,040
Douglas M. Hayes	$126,250	$ -	$132,540	$ -	N/A	N/A	$258,790
Franklin R. Johnson	$138,750	$ -	$132,540	$ -	N/A	N/A	$271,290
Mark V. Kaminski	$141,250	$ -	$132,540	$ -	N/A	N/A	$273,790
Andrew G. Sharkey, III	$107,500	$ -	$132,540	$ -	N/A	N/A	$240,040
Leslie A. Waite	$120,000	$ -	$132,540	$ -	N/A	N/A	$252,540

(1)

The amounts in this column do not necessarily represent the value of the stock option awards, nor are they a prediction of what the Director may realize. The amounts in this column reflect the grant date fair value of the stock options awarded in 2010. The values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and pursuant to the Company’s stock option plans. Assumptions used in the calculation of these amounts are included in Note 10 in the Company’s Notes to Consolidated Financial Statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(2)

The table below shows the aggregate number of options outstanding (both exercisable and unexercisable) and their respective grant date fair values for each director, as applicable, at December 31, 2010:

Director	Grant Date Per Share Fair Value	Number of Options Outstanding

Thomas W. Gimbel	$ 6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Douglas M. Hayes	$ 6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Franklin R. Johnson	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000

Director	Grant Date Per Share Fair Value	Number of Options Outstanding
Mark V. Kaminski	$ 6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Andrew G. Sharkey, III	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Leslie A. Waite	$ 6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000

SECURITIES OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 31, 2011, with respect to the beneficial ownership of our common stock by (i) each person known to Reliance who owns beneficially or of record more than five percent (5%) of the common stock of Reliance, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Outstanding Shares Owned

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	5,789,323(3)	7.75%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	5,584,943(4)	7.48%
FMR LLC 82 Devonshire Street Boston, MA 02109	4,658,810(5)	6.24%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	3,975,946(6)	5.33%
John G. Figueroa 11 Brooktree Drive Danville, CA 94506	-0-	*
Thomas W. Gimbel, Trustee of Florence A. Neilan Trust dated August 1, 2006 2670 Lorain Rd. San Marino, CA 91108	1,898,116(7)	2.54%
David H. Hannah	405,000(8)	*
Douglas M. Hayes 2545 Roscomare Rd. Los Angeles, CA 90077	49,195(9)	*
Franklin R. Johnson 350 South Grand Avenue, Suite 4800 Los Angeles, CA 90071	31,000(10)	*
Mark V. Kaminski 3521 Winterberry Circle Louisville, KY 40207	50,000(11)	*
Gregg J. Mollins	255,182(12)	*
Andrew G. Sharkey, III 112 Middleton Place Ponte Verde Beach, FL 32082	18,568(13)	*
Leslie A. Waite 55 South Lake Street, Suite 750 Pasadena, CA 91101	141,312(14)	*
Karla R. Lewis	132,436(15)	*
James D. Hoffman	52,924(16)	*
Stephen P. Koch	13,125(17)	*
James P. MacBeth	58,079(18)	*
William K. Sales, Jr.	109,008(1[9] )	*
All directors and executive officers as a group (17 persons)	3,281,984(20)	4.37%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.

(2)	Reliance has been advised that the named shareholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.
(3)

Lord, Abbett & Co. LLC filed an amended Schedule 13-G on February 14, 2011 in which it identifies itself as an investment adviser having sole voting power over 5,322,199 shares and sole dispositive power over 5,784,999 shares.

(4)	Royce & Associates LLC filed an amended Schedule 13-G on January 20, 2011 in which it identifies itself as an investment adviser, with sole voting and dispositive power over the reported shares.
(5)

FMR LLC filed a Schedule 13-G on February 14, 2011 in which it identifies itself as a parent holding company having sole voting power over 125,600 shares and sole dispositive power over 4,658,810 shares.

(6)	BlackRock, Inc. filed an amended Schedule 13-G on February 8, 2011 in which it identifies itself as a parent holding company, with sole voting and dispositive power over the reported shares.
(7)

A Schedule 13D was filed in October 2006 on behalf of Thomas W. Gimbel, Trustee of the Florence A. Neilan Trust dated August 1, 2006. Of the 1,868,116 shares reported based on most recent Form 4 filed by Mr. Gimbel, (a) 146,180 shares are held by Thomas W. Gimbel as Trustee of the Florence A. Neilan Trust dated August 1, 2006, (b) 1,700,736 shares are owned by Thomas W. Gimbel, and (c) 21,200 shares are held by Thomas W. Gimbel as Trustee of trusts for the benefit of Mr. Gimbel’s minor children. Mr. Gimbel disclaims beneficial ownership of the shares held as Trustee of the Florence A. Neilan Trust dated August 1, 2006 and the 21,200 shares held as Trustee of trusts for the benefit of Mr. Gimbel’s minor children. Includes 30,000 shares issuable upon the exercise of options held by Mr. Gimbel with exercise prices of $18.31 to $66.28 per share.

(8)

Includes 175,000 shares issuable upon the exercise of options held by Mr. Hannah, with exercise prices of $33.70 to $56.80 per share. All of the shares are owned jointly with Mr. Hannah’s wife. Excludes 27,437 shares with respect to which Mr. Hannah has a vested right and shared voting power pursuant to our Employee Stock Ownership Plan (“ESOP”).

(9)	Includes 30,000 shares issuable upon the exercise of options held by Mr. Hayes, with exercise prices of $18.31 to $66.28 per share.
(10)	Includes 24,000 shares issuable upon the exercise of options held by Mr. Johnson, with exercise prices of $38.00 to $66.28 per share.
(11)	Includes 30,000 shares issuable upon the exercise of options held by Mr. Kaminski, with exercise prices of $18.31 to $66.28 per share.
(12)

Includes 92,500 shares issuable upon the exercise of options held by Mr. Mollins, with exercise prices of $33.70 to $56.80 per share. All of the shares are owned jointly with Mr. Mollins’ wife. Excludes 12,066 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP.

(13)	Includes 12,000 shares issuable upon the exercise of options held by Mr. Sharkey, with an exercise price of $38.00 to $66.28 per share. Includes 6,568 shares held in the Sharkey Family Trust.
(14)	Includes 30,000 shares issuable upon the exercise of options held by Mr. Waite, with exercise prices of $18.31 to $66.28 per share.
(15)

Includes 90,000 shares issuable upon the exercise of options held by Mrs. Lewis, with exercise prices of $33.70 to $56.80 per share. Excludes 5,173 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP.

(16)	Includes 45,801 shares issuable upon the exercise of options held by Mr. Hoffman, with exercise prices of $24.92 to $56.80 per share.
(17)

Includes 8,125 shares issuable upon the exercise of options held by Mr. Koch, with exercise prices of $33.70 to $42.81 per share. Excludes 1,196 shares with respect to which Mr. Koch has a vested right and shared voting power pursuant to our 401(k) Plan.

(18)	All of the shares are owned jointly with Mr. MacBeth’s wife. Excludes 11,084 shares with respect to which Mr. MacBeth has a vested right and shared voting power pursuant to our ESOP.
(19)

Includes 56,250 shares issuable upon the exercise of options held by Mr. Sales, with exercise prices of $33.70 to $56.80 per share. Excludes 2,151 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP.

(20)	See notes 7 through 19, plus 68,039 shares held by other executive officers which include 34,375 shares issuable upon the exercise of options, with exercise prices of $33.70 to $56.80 per share.

Code of Ethics

Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Chairman and Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Reliance has also adopted a Director Code of Conduct that applies to all directors, whether management or non-management, independent or not. These Codes of Conduct are posted on our website at www.rsac.com or a copy will be provided to you at no charge if you request one in writing to the attention of the Corporate Secretary of the Company at the address shown on the first page of this proxy statement. We have also established a confidential hotline and website to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices.

Board of Directors

Corporate Governance

The Board of Directors has adopted Principles of Corporate Governance (“Principles”) outlining the responsibilities of the Board. These Principles are posted on the Company’s website at www.rsac.com or are available in print to any shareholder who requests a copy from our Corporate Secretary at the address shown on the first page above. Information on our website is not part of this proxy statement. The Board’s primary role is to represent the interests of the Company’s shareholders in strategic and material decisions of the Company. Among the most important responsibilities are the determination of corporate policies, the identification and nomination of qualified independent directors, the selection and evaluation of the Chief Executive Officer, the ongoing review of the senior management team, planning for management succession and the review of executive compensation. The Board also provides advice and guidance to management on a broad range of strategic decisions and annually reviews and approves management’s succession plan. The Board also reviews management’s safety program and record.

The Board of Directors consists of nine directors, seven of whom are independent. The Board is divided into two classes, which are to be as nearly equal in number as possible; one class is elected each year and serves for a two-year term, but this will change if Proposal No. 2 is adopted and our Bylaws are amended to provide for directors to serve one-year terms. The Board has determined that directors should retire at the age of 75.

Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and are encouraged to attend the Company’s Annual Meeting of Shareholders. During 2010, the Board of Directors met nine times, including meetings held by conference telephone call. All of the directors attended 100% of the regular Board meetings. No person attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of committee meetings held by the committees on which he served during the period for which he has served as a director. All of the directors attended the Annual Shareholders Meeting held in May 2010 with the exception of Mr. Figueroa who was not a director at that time.

Shareholders or other interested parties may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the Board in care of the Corporate Secretary of Reliance at the Company’s corporate headquarters address shown above.

Committees

The Board of Directors has authorized three standing committees: the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Governance Committee. The charters for each of these committees, as well as our Principles of Corporate Governance are available on our website at www.rsac.com, or are available in print to any shareholder who requests a copy from our

Corporate Secretary at the address shown above. Each of these committees is composed of only independent directors and regularly reports to the Board as a whole.

The Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent registered public accounting firm and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors and financial management. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The members of the Audit Committee are independent directors as defined in the listing standards for the New York Stock Exchange and as defined in the standards established by the Securities and Exchange Commission. The Board of Directors has determined that Mr. Johnson, the Chair of the Audit Committee, is an Audit Committee financial expert. Each of the other members of the Audit Committee, Messrs. Hayes, Kaminski, Sharkey and Waite, are financially literate. Mr. Sharkey became a member of the Audit Committee in January 2011. The Audit Committee regularly reports to the Board of Directors. The Audit Committee engages our independent registered public accounting firm and the Board of Directors as a whole ratifies such action. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of Reliance and pre-approves all fees for audit and non-audit services provided by the independent registered public accounting firm, reviews the accounting principles being applied by Reliance in financial reporting and the adequacy of internal controls and financial accounting procedures. The Audit Committee oversees the Company’s internal audit function and approves the compensation of the Internal Audit Director. In 2010, the Audit Committee met ten times and conferred by phone and email as needed.

The Compensation Committee assists the Board in determining the compensation of the Company’s corporate officers, including the named executive officers, recommends to the Board annual and long-term compensation for the Company’s corporate officers, including the named executive officers, and prepares an annual report on its activities and determinations for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. The Compensation Committee is charged with assisting the Board to fulfill its obligations with respect to the Company’s compensation policies and does so by gathering both current and historical information relevant to compensation paid to corporate officers, including the named executive officers, of the Company and a peer group identified by the Compensation Committee, with the advice of a consultant, and from time to time other public companies that the Compensation Committee determines to be comparable. After reviewing that information and information regarding the Company’s performance and the performance of individual officers and obtaining and discussing recommendations for compensation for corporate officers with our CEO, the Compensation Committee develops its own recommendations for the compensation to be paid to the CEO and other corporate officers. The Compensation Committee then presents these recommendations to the non-management members of the Board of Directors in executive session. The independent, non-management directors of the Board make the final determination of the compensation to be paid to the CEO and other corporate officers.

In addition to its annual review of the compensation of corporate officers of Reliance, the Compensation Committee administers our stock option and restricted stock plans, the Reliance Supplemental Executive Retirement Plan and the Reliance Deferred Compensation Plan. The Compensation Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any award of stock options or restricted stock, to interpret the plans, and to make all other determinations for administering the plans; provided that such determinations relating to corporate officers are subject to the approval of the independent, non-management directors of the Board. The members of the Compensation Committee are independent directors as defined in the listing standards for the New York Stock Exchange. In January 2011 Mark V. Kaminski became the Chair of the Compensation Committee, and John G. Figueroa became a member of the Committee. In 2010, the Compensation Committee met three times, and conferred by phone and email as needed.

The primary role of the Nominating and Governance Committee is to represent the interests of our shareholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee develops and implements policies and processes regarding Board and corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board, administers the evaluation of Board and Committee performance, encourages director training and makes any recommendations to the full Board as needed to carry out its purpose. The Nominating and Governance Committee annually reviews the Company’s Principles of Corporate Governance and its Charter. The Nominating and Governance Committee also regularly considers issues relating to the retirement, succession and compensation of directors.

The members of the Nominating and Governance Committee are independent directors as defined in the listing standards for the New York Stock Exchange. When he joined the Board in October 2010, John G. Figueroa became a member of the Nominating and Governance Committee. In January 2011, Andrew G. Sharkey, III, became Chair of the Committee. The Nominating and Governance Committee recommended, and the Board adopted, those Principles of Corporate Governance posted on our website. In October 2007, the Nominating and Governance Committee recommended that David H. Hannah, the Company’s Chief Executive Officer, succeed Joe D. Crider as Chairman, and the independent, non-management directors approved that promotion. In light of the fact that the Company has a strong, independent Board and an independent Lead Director, the Nominating and Governance Committee and the Board determined that it was in the best interests of the Company for the positions of Chairman and Chief Executive Officer to be held by one person. In 2010, the Nominating and Governance Committee met four times, and conferred by phone and email as needed. In addition, in 2010 the Nominating and Governance Committee engaged Korn/Ferry to assist in the search for a new director. After reviewing resumes and interviewing various candidates the Nominating and Governance Committee recommended that the Board appoint John G. Figueroa as a director.

Nomination of Directors: Diversity Considerations

Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole. The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by shareholders, but seeks candidates by any method the Committee determines to be appropriate, including consideration of director candidates proposed by shareholders. Any candidates for consideration should share the Company’s core values and have the highest ethical standards and be well-respected, with experience, knowledge and expertise to complement the other directors on the Board. The Nominating and Governance Committee considers management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law and marketing and succession planning to fill a need for a particular skill set. The Board encourages the Nominating and Governance Committee to seek diverse experiences and backgrounds when considering candidates. The priorities and emphasis on particular experience, knowledge or expertise may change from time to time depending on the Nominating and Governance Committee’s assessment of the needs of the Board and the Company. From time to time, the Nominating and Governance Committee has engaged a search firm to assist with the identification of potential candidates. The committee members review and discuss resumes and other information regarding proposed candidates and interview selected candidates before any proposed nominee is presented to the Board for consideration. The Nominating and Governance Committee has determined that candidates should hold no more than two board seats with public companies in addition to serving as a director of Reliance and non-management candidates must qualify as an independent director as defined in the listing standards for the New York Stock Exchange. The Nominating and Governance Committee engaged Korn/Ferry in the search for a director nominee in 2010, emphasizing the importance of increasing the Board’s diversity. After reviewing many resumes and interviewing potential candidates recommended by Korn/Ferry, the Nominating and Governance Committee unanimously recommended Mr. Figueroa to the Board and the Board appointed him as a new director effective October 1, 2010.

The Role of the Board of Directors in Risk Assessment

The Board of Directors as a whole has the responsibility to oversee risk assessment and regularly receives reports from members of senior management and Chairs of the Committees as to any material risk to the Company, including operational, financial, legal, or regulatory risks, succession issues or risks that could adversely impact the Company’s reputation. The Audit Committee has taken the lead role in connection with the oversight of risks associated with or disclosable in the Company’s financial statements and certain regulatory risks. The Audit Committee meets with the Company’s independent registered public accounting firm in executive session (i.e., without management) on a quarterly basis and receives quarterly updates directly from the Company’s internal audit director and also has an annual executive session with the internal audit director. The Audit Committee also conducts an annual discussion regarding potential risks to the Company from a financial reporting and regulatory standpoint, with input from the Company’s financial management, internal audit director, in-house counsel and the independent registered public accounting firm. To the extent that a risk arises within the purview of our Nominating and Governance Committee or the Compensation Committee, management reports to the applicable Committee. The Chair of the appropriate Committee then reports to the Board as a whole as to any material risks and the evaluation or mitigation of those risks after any appropriate investigation and discussions with management and the Company’s independent registered public accounting firm. In the Board’s non-management sessions, the Lead Director regularly holds a general discussion of potential and actual risks. The Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and General Counsel all regularly attend the meetings of the Board of Directors and are available to discuss any material risk with the Board or any Committee. In addition, these officers regularly report to the Board of Directors on any risks of which they become aware. In the event that any material risk affecting the Company arises between meetings, the Board of Directors is informed promptly by email or conference telephone call. To the extent that the Board desires it or the risk warrants it, other Company personnel may be asked to prepare and present a report to the Board and outside counsel or an appropriate consultant may be invited to discuss the issue at a Board meeting. The Company believes that these procedures enable the Board to promptly and adequately assess risks that may have a material impact on the Company and to oversee any mitigation to the extent the Board deems it to be appropriate.

Executive Session

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers or employees and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Executive sessions are led by a “Lead Director.” An executive session is held in conjunction with each regularly scheduled quarterly Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. Mr. Hayes has been designated as the Lead Director. Since the Board has determined that all of the non-management directors are independent, these executive sessions are also meetings of the independent directors.

Chairman and CEO

The Board has carefully considered whether to separate the roles of chairman and chief executive officer, and the Board has concluded that splitting the roles is not beneficial in all companies and is not appropriate for Reliance. Less than half of the Standard & Poor’s 500 companies have split these roles, and in cases where they are split, often the chairman is a former chief executive officer. The Board believes, as some studies have shown, that the costs of separation are greater than the benefits. Having a strong independent Lead Director as we do balances the Chairman and Chief Executive Officer and eliminates risks often associated with combining the roles. The Chairman and the Lead Director work together to resolve any issues that arise and to develop a consensus among the directors. Having the Chief Executive Officer serve as Chairman strengthens his authority to speak for the Company and provides greater efficiencies in preparing agendas, reports and documents for the directors and increasing the flow of information between management and the Board. The independent directors provide necessary oversight of and guidance to the Chief Executive Officer and make all determinations regarding his evaluation and compensation. The Company has consistently outperformed its peers with a cooperative and collegial attitude among management and the directors, and the Board desires to maintain that atmosphere so that we can all focus on enhancing shareholder value and growing the Reliance Family of Companies.

Director Independence

Other than Messrs. Hannah and Mollins, who are officers and employees of the Company, the Board has determined that no director has any material relationship with the Company nor is any such director affiliated with any entity or person who has a material relationship with the Company. Mr. Johnson is a former partner of Price Waterhouse, the predecessor to the Company’s former internal auditor, but he has been retired for more than five years, which was before the Company retained PricewaterhouseCoopers and the Company no longer retains PricewaterhouseCoopers. The Board has determined that, in light of the length of time that Mr. Johnson has been retired, his prior relationship is not material to the determination of independence. Prior to his retirement in 2004, Mr. Kaminski served as chief executive officer and a director of Commonwealth Industries Inc. (now known as Aleris International, Inc.), which is a supplier of metals to Reliance. Since Reliance’s purchases from Aleris International, Inc. in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris, the Board has determined that this prior relationship would not interfere with Mr. Kaminski’s ability to exercise his independent judgment. Accordingly, the Board has determined that all of the directors other than Messrs. Hannah and Mollins qualify as independent directors under New York Stock Exchange Rule 303A. In making this determination, the Board reviewed and considered information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and to the Company’s management.

Director Qualifications

The Nominating and Governance Committee is responsible for assessing membership needs for the Board of Directors, identifying individuals qualified to become Board members, making recommendations regarding potential director candidates to the Board of Directors and administering the evaluation of the Board and Committee performance, among other things. The Nominating and Governance Committee regularly reviews the composition of the Board and of each of the Board’s Committees. The Nominating and Governance Committee strives to maintain an independent, balanced and diversified Board with directors who have appropriate skills and characteristics to complement one another. The Committee reviews management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law, and marketing. The Committee encourages all directors to take director training courses in order to keep current on issues facing boards of directors. Certain characteristics or attributes are sought in all Board members, including integrity, strong professional reputation, a record of achievement, constructive and collegial personal attributes, and the ability and willingness to devote sufficient time and energy to serve on our Board. The Nominating and Governance Committee and the Board of Directors believe that the current Board members meet these criteria and understand what factors result in the Company outperforming its peers. The Board has identified the following specific attributes and experience that each of our directors adds to the Board as a whole.

John G. Figueroa has developed an expertise in distribution and supply chain management and operations. In August 2010, when he was president of McKesson U.S. Pharmaceutical, Mr. Figueroa was named the Supply Chain Executive of the Decade by the Global Supply Chain Leaders Group for making significant contributions to the advancement of supply chain management and maintaining sustainable, responsible business practices in global operations. We expect that Mr. Figueroa will provide input that could assist management in increasing efficiency in and marketing for our distribution operations.

McKesson is the largest pharmaceuticals distributor in North America. Mr. Figueroa has recently changed his employment and as of January 1, 2011 serves as the chief executive officer for Omnicare, a leading provider of pharmaceutical care for seniors. Mr. Figueroa also has experience in the healthcare industry and mergers and acquisitions and is expected to provide a different perspective and increased diversity on the Board.

Thomas W. Gimbel is the great nephew of the Company’s founder and the son of the Company’s former Chairman and Chief Executive Officer, Bill Gimbel. As one of our largest individual shareholders, he provides the Board with a shareholder perspective. Mr. Gimbel also knows and understands the history and culture of the Company as it has grown from a privately-held company to a Fortune 500, NYSE listed company. Mr. Gimbel, who has never been an employee of the Company, respects the proven management strategy of our Company and seeks to protect its core values as the Company grows. Mr. Gimbel’s background is in information technology and, as a result, he is able to offer the Board and management guidance or raise issues of concern regarding the Company’s ERP and technology systems.

David H. Hannah, as Chairman of the Board and Chief Executive Officer of the Company, provides an overall balance and perspective of the Company while developing a strategic vision and developing and implementing a merger and acquisition strategy that has enabled the Company to grow substantially. Mr. Hannah’s financial background and business management experience enable him to assess and value possible target companies. Mr. Hannah is well respected within the metals service center industry, by Wall Street and by financial institutions and credit rating agencies. He has proven his ability to raise capital for the Company in both debt and equity offerings and provides guidance to the management team, encouraging them to focus on material issues that impact the Company’s performance.

Douglas M. Hayes has an investment banking background and assists the Board and the Company through his knowledge of capital markets and financing strategies. Mr. Hayes is able to communicate well with analysts and investors and, by virtue of his membership on other boards of directors and his investment banking experience, provides insight into how other public companies operate and into various end market industries for the Company. He is also able to assist the management team in structuring mergers and acquisitions, particularly those involving stock as consideration. Because Mr. Hayes has been on the Board of Directors for a significant period of time, he has come to understand and appreciate the culture of our Company and why Reliance, because of its different strategies, is able to outperform its peers.

Franklin J. Johnson is a certified public accountant and a retired partner of a major international accounting firm. His financial expertise is essential as Chair of the Company’s Audit Committee. Mr. Johnson offers a high-level perspective of the Company’s financial statements and is able to communicate well with both internal and external auditors. He keeps abreast of current accounting and financial topics to enable him to ask appropriate questions of management and auditors alike and has been a presenter at certain educational seminars. Mr. Johnson has an understanding of tax, audit procedures, reporting requirements and risk identification and assessment issues and has knowledge of practices at other public companies in other industries through his work as an auditor.

Mark V. Kaminski has been a chief executive officer of a public company and, accordingly, offers helpful suggestions and perspective in the management of the Company. During his 33-year career in the metals and mining industry and as the former chief executive officer of an aluminum producer, he has developed strong contacts with aluminum suppliers and peer companies that are aluminum distributors. Because of his manufacturing background, Mr. Kaminski is also focused on improving and maintaining the Company’s excellent operational efficiency and safety performance.

Gregg J. Mollins has spent his entire career in the metals service center industry and has been exposed to every area of the business, not all of which service was with Reliance. As our President and Chief Operating Officer, he balances Mr. Hannah well with his extensive operational expertise and has developed good contacts in the metals service center industry and with mills and other suppliers but at a different level or in different areas than Mr. Hannah’s contacts. Mr. Mollins evaluates opportunities and risks for potential acquisitions and expansions of existing operations from an operational perspective and has the ability to make the difficult decisions. Mr. Mollins is active and focused on the integration of new acquisitions into the Company’s culture, emphasizing the importance of the Company’s key performance factors and operational strategies.

Andrew G. Sharkey, III has a strong knowledge of the metals industry and, as the former president of the Steel Service Center Institute (currently the Metal Service Center Institute), which represents the service center industry as well as steel suppliers and mills, and as the former president and chief executive officer of the American Iron and Steel Institute, has gained extensive knowledge of steel suppliers and our peer companies or potential acquisition targets that operate in the steel distribution industry, as well as the personalities of the management teams and owners of these companies. Mr. Sharkey understands the factors that impact pricing and demand and those market factors that impact the mills and how the mills’ response will impact metals service centers. Mr. Sharkey, because of his experience in Washington, D.C., has gained a perspective of the global market and has developed ties in Washington that offer insight on steel trade issues.

Leslie A. Waite, as the director who has been on the Board for the longest period of time, provides continuity and stability on the Board because of his knowledge of the culture, operations and performance of the Company from the time that it was privately-held to when it initially became a public company and to its current position. Mr. Waite has been a money manager and an investment advisor and, consequently, understands what impacts the Company’s stock price, and what investors expect and react to, and is able to provide a perspective from the investment industry. Mr. Waite has provided the Company assistance in structuring certain employee benefit plans and asset allocation within those plans and is more attuned to investment opportunities as an investor. Mr. Waite has seen first hand what values drive the Company and enables it to outperform its peers over a long period of time.

NYSE

Reliance has provided our Annual Written Affirmation and Annual CEO Certification to the New York Stock Exchange.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Stock Option Committee for 2010 were Douglas M. Hayes, Mark V. Kaminski, Andrew G. Sharkey, III, and Leslie A. Waite, who served as Chair. John G. Figueroa joined the Compensation Committee as of January 2011, and at the same time Mark V. Kaminski became the Chair of the Committee. No member of the Compensation and Stock Option Committee who served during 2010 was an officer or employee of Reliance, was formerly an officer of Reliance or had any other relationship requiring disclosure.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal auditors, and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors, and financial management and has taken a leading role in risk assessment on behalf of the Board of Directors. During 2010, the Audit Committee, which is composed entirely of independent, non-employee directors, met ten times. The Audit Committee reviewed its Charter and recommended certain changes in its Charter to the Board, which the Board approved. A copy of the revised Charter is attached as Appendix B.

In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed our audited financial statements for 2010 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee also annually receives the written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discusses with the independent registered public accounting firm its independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid to the independent registered public accounting firm for audit and non-audit services.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Reliance Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and selected KPMG LLP as the Reliance independent registered public accounting firm for 2011. This selection was ratified by the Board of Directors.

	Douglas M. Hayes		Franklin R. Johnson, Chair

Mark V. Kaminski		Andrew G. Sharkey, III		Leslie A. Waite

CERTAIN TRANSACTIONS

In 2010, there were no related party transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K promulgated under the Securities Act of 1933, as amended, and none is proposed. The Board of Directors has not adopted any policies or procedures with respect to the review of any proposed transactions other than to require in the Company’s Code of Conduct and the Director Code of Conduct that all material facts be disclosed to the full Board of Directors (or in the case of non-director employees, to corporate officers) and then all disinterested persons will review and consider what, if any, actions need to be taken. Furthermore, pursuant to its Charter, the Audit Committee conducts an annual review of any related party transactions for potential conflicts of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors and any person who directly or indirectly is the beneficial owner of more than 10% of our common stock must file reports of beneficial ownership and any changes in such ownership. The three forms used for reports are: the Form 3, which is an initial statement of beneficial ownership of such securities; the Form 4, which reports changes in beneficial ownership, and the Form 5, which is an annual statement to report changes that have not previously been reported. Each of these forms must be filed at specified times.

Based solely on our review of such forms and written representations made by certain of such reporting persons, Reliance believes that during the year ended December 31, 2010, all persons have complied with the requirements of Section 16(a).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected, and the Board of Directors and our shareholders ratified, KPMG LLP to serve as the independent registered public accounting firm for the Company to perform the annual audit of our 2010 financial statements. We paid our independent registered public accounting firm the amounts set forth in the tables below for services provided in the last two years. Audit fees are the aggregate fees for services of the independent registered public accounting firm for audits of our annual financial statements, and the independent registered public accounting firm’s audit of our internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act, and review of our quarterly financial statements included in our Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years, such as any filings related to acquisitions or our publicly traded debt securities. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements and statutory audits required by non-U.S. jurisdictions. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees.

Audit Fees

2010	$2,231,250
2009	$2,038,300

Audit-Related Fees

2010	$-0-
2009	$-0-

Tax Fees

2010	$-0-
2009	$-0-

All Other Fees

2010	$-0-
2009	$-0-

The Audit Committee approved all of these fees in advance. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the engagement letter and all audit fees set forth in such letter for the independent registered public accounting firm. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires the independent registered public accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm’s independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. Each quarter the Chief Financial Officer of the Company reports to the Audit Committee what services have been performed and what fees incurred. The Audit Committee has delegated to the Chair of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the Chair will report any action taken to the Audit Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.

The Audit Committee selected KPMG LLP as the independent registered public accountant for Reliance for the year ending December 31, 2011. The Board of Directors ratified this selection. At the Annual Meeting, the shareholders will be asked to ratify and approve this selection. A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors recommends that shareholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2011. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2011.

OTHER MATTERS

While management has no reason to believe that any other business will be presented at the Annual Meeting, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxyholders identified on the proxy card.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

We must receive any shareholder proposals intended to be presented at the 2012 Annual Meeting and included in our proxy materials relating to such meeting not later than December 3, 2011. If a shareholder proposal is not received on or before December 3, 2011, it will be deemed to be untimely. Such proposals must be addressed to the Corporate Secretary of Reliance.

ANNUAL REPORT

Reliance will furnish without charge to any shareholder, upon written request directed to the Corporate Secretary of Reliance at its address appearing at the top of the first page of this Proxy Statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

Kay Rustand
Corporate Secretary

Los Angeles, California
April 1, 2011

Appendix A

RELIANCE STEEL & ALUMINUM CO.

DIRECTORS EQUITY PLAN

May 2011

1.        Purpose. The purposes of this Reliance Steel & Aluminum Co. Directors Equity Plan (the “Plan”) are (a) to replace the existing Amended and Restated Directors Stock Option Plan (the “Original Plan”), (b) to provide for annual awards of shares of common stock to all Non-Employee Directors (defined below) at the same time (c) to advance the interests of Reliance Steel & Aluminum Co. (the “Company”) and its shareholders by enabling Non-Employee Directors of the Company the opportunity to acquire or increase their equity interests in the Company, thereby achieving a greater commonality of interests between shareholders and directors, and (d) to enhance the Company’s ability to retain and attract highly qualified Non-Employee Directors by providing an additional incentive to such Non-Employee Directors to continue to serve as members of the Company’s Board of Directors.

2.        Definitions. For purposes of the Plan:

“Board” means the Board of Directors of the Company.

“Company” means Reliance Steel & Aluminum Co., a California corporation.

“Director” means any person who is a member of the Board, all of whom are subject to Rule 144 promulgated under the Securities Act of 1933, as amended.

“Effective Date” means the date of the Annual Meeting of Shareholders at which the Plan is approved by the shareholders of the Company.

“Non-Employee Director” means any Director who is not an employee of the Company or any of its subsidiaries or affiliates and is deemed to be a “non-employee director” of the Company under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or other applicable regulations.

“Option” means an option granted under the Plan to purchase shares of Stock. An Option shall be a non-statutory or non-qualified option under the Internal Revenue Code of 1986, as amended.

“Plan” means this Reliance Steel & Aluminum Co. Directors Equity Plan.

“Recipient” means the Non-Employee Director to whom particular shares of Stock or a particular Option is granted.

“Stock” means the common stock of the Company. Unless the context expressly indicates otherwise, “shares” means shares of Stock. The Stock may be “Restricted Stock” as defined below and under the Securities Act of 1933, as amended, even if it is registered under the Securities Act of 1933, as amended, or other applicable regulations and listed on the New York Stock Exchange.

3.        Shares Subject to Plan. Subject to adjustments as provided in Sections 8 and 9 hereof, the aggregate number of shares of Stock which may be granted to Directors and as to which Options may be granted under the Plan shall not exceed 250,000 shares of Stock. If shares of Restricted Stock are awarded hereunder and the Stock is forfeited before it is vested, or if an Option granted hereunder shall expire, terminate or be cancelled for any reason without having been fully exercised, then the shares covered by unvested shares of Restricted Stock or the unexercised portion of such Option shall be available for purposes of the Plan.

4.        Eligibility. All Non-Employee Directors shall be eligible to be awarded Stock or granted Options in accordance with the Plan.

5.        Grant of Restricted Stock.

(a)        Automatic. Commencing on the close of business on the date of the 2011 Annual Meeting of Shareholders and on the close of business of the date of each subsequent Annual Meeting of Shareholders, subject to shareholder approval at the 2011 Annual Meeting of Shareholders, each Non-Employee Director whose term extends beyond the date of the Annual Meeting shall be entitled to and shall be awarded by the Company shares of Restricted Stock valued at approximately $120,000 based on the fair market value of a share calculated in accordance with Section 7(a) below rounded to the nearest whole share. This provision shall be self-executing and shall not require any action of the Board to effectuate the awards.

(b)        Additional. From time to time, the Board may award additional shares of Stock to one or more Non-Employee Directors, with such terms and conditions as the Board may determine to be appropriate; provided that the exercise price shall be determined in accordance with Section 7(a) of the Plan. Any such award of additional shares of Stock shall be approved by a majority of the Directors who are employees of the Company or any of its subsidiaries or affiliates and by a majority of the Directors other than the Non-Employee Directors who are Recipients of the Stock.

(c)        Shareholder Rights. Except as specifically limited under the terms of this Plan or any Restricted Stock Agreement related to the award of Restricted Stock, a Recipient awarded Restricted Stock shall have all the rights of a shareholder of the Company, including, without limitation, the right to vote the Restricted Stock and to receive dividends on the Restricted Stock unless and until the Recipient forfeits his or her right to the Restricted Stock by failure to meet the conditions set forth in the Restricted Stock Agreement.

(d)        Certificate. Any stock certificate issued with respect to the shares of Restricted Stock shall be registered in the name of the Recipient but shall be held by the Company for the account of the Recipient until the vesting date.

(e)        Forfeiture. In the event that (i) a Recipient’s membership on the Company’s Board of Directors is terminated for any reason other than retirement as provided in Section 10 or (ii) the Board of Directors determines that a Recipient has violated the Company’s Code of Conduct, such Recipient shall forfeit all Restricted Stock awarded to him or her that has not previously vested, subject to Section 5(a) above or the Restricted Stock Agreement. If a Recipient attempts to transfer any shares of Restricted Stock awarded under this Plan, whether voluntarily or involuntarily, other than in compliance with the Plan, such shares of Restricted Stock shall be automatically forfeited, if not vested, and such attempted transfer shall be deemed to be null and void.

(f)        Cancellations of Certificates. All stock certificates evidencing forfeited shares of Restricted Stock shall be deemed to be null and void and shall be cancelled. If any stock certificate evidences both forfeited shares of Restricted Stock and vested shares of Restricted Stock, the holder shall return such stock certificate to the Company and the Company shall cancel that certificate and issue a new certificate representing the vested shares of Restricted Stock. The Company shall not be obligated to issue a new certificate unless and until the original stock certificate has been returned to the Company.

6.        Grant of Options. From time to time, the Board may grant Options to acquire Stock to one or more Non-Employee Directors, with such terms and conditions as the Board may determine to be appropriate; provided that the exercise price shall be determined in accordance with Section 7(a) of the Plan. Any such grant of Options shall be approved by a majority of the Directors who are employees of the Company or any of its subsidiaries or affiliates and by a majority of the Directors other than the Non-Employee Directors receiving the Options.

7.        Terms. Any Restricted Stock awarded or Options granted to Recipients shall be evidenced by written agreements signed by each Recipient and, on behalf of the Company, by an officer. The following terms and conditions shall be applicable to the Restricted Stock awards or Option grants as noted:

(a)        Price. The value of each share of Restricted Stock awarded under the Plan shall not be less than one hundred per cent (100%) of the fair market value of a share Stock at the time of the award. The price per share at which each Option granted under the Plan may be exercised (the “Option Price”) shall be at least one hundred percent (100%) of the fair market value of a share as of the date the Option is granted. For purposes of the Plan, the fair market value of a share shall be the closing sale price of a share on the date of the award or grant as reported on the principal exchange on which the shares are traded or, if no shares were traded on such date, then the next preceding trading day (not more than 10 before the award or grant date) on which trading occurred.

(b)        Vesting Period. Restricted Stock automatically awarded under Section 5(a) of the Plan shall vest immediately upon award, but may be subject to other restrictions specified by the Board of Directors and set forth in a Restricted Stock Agreement. An Option granted under the Plan shall terminate and the right of the Recipient (or the Recipient’s estate, personal representative, or beneficiary) to purchase shares upon exercise of the Option shall expire on that date which is ten (10) years from the date of grant (the “Termination Date”).

(c)        Exercise of Options. No Option may be exercised in whole or in part for a period of one (1) year after the date of the grant of such Option. As of the anniversary of the grant of such Option, the Option shall be fully exercisable and shall remain exercisable until the earliest of (i) the date that it is exercised; (ii) the Termination Date; or (iii) the Expiration Date (as hereinafter defined). If Recipient ceases to be a Non-Employee Director of the Company for any reason before all or any part of the Option becomes exercisable, the Option shall terminate and remain unexercisable as to any part that has not previously become exercisable, except as specifically provided in subparagraph (g) of this provision.

(d)        Manner and Conditions of Exercise. To exercise an Option or any portion thereof, the Recipient or other person then entitled to exercise such Option or portion thereof shall deliver to the Secretary of the Company a notice, in writing, signed by the Recipient or such other person stating that such Option or a portion thereof is exercised, specifying the number of shares to be acquired upon exercise and complying with all applicable rules established by the Board, together with the following:

(i)        Full payment (by wire transfer or cashier’s check) for the shares with respect to which the Option or portions being exercised; or

(ii)        Such other consideration as the Board may approve.

No exercise shall be effective unless and until a proper notice and payment shall have been delivered as provided above. No fractional shares shall be issued under the Plan. In the event that an Option or a portion thereof shall be exercised pursuant to this Section of the Plan by any person or persons other than the Recipient, appropriate proof of the right of such person or persons to exercise the Option or portion shall be delivered to the Company.

The Board may require as a condition to the exercise of an Option such representations and covenants as it in its absolute discretion deems necessary to effect compliance with the Securities Act of 1933, as amended, any state securities laws or rules and regulations thereunder.

The Recipient, as a condition to exercising an Option, shall also make any arrangement determined by the Board to be necessary or appropriate to satisfy any federal or state withholding tax obligation resulting from exercise of an option or from the termination or partial termination of any restriction applicable to any share of Restricted Stock or any share of Stock acquired on exercise of an Option, including the retention of shares by the Company or the delivery of cash to the Company equal in an amount to all or a portion of the withholding tax obligation pursuant to such arrangements as may be established by the Board. Any shares retained by or delivered to the Company under this Section shall be valued at the date of vesting or exercise in the same manner as provided hereunder.

(e)        Legend. To ensure that such exercise and any resales are made in compliance with the Securities Act of 1933, as amended, and the Articles of Incorporation and Bylaws of the Company, as amended or restated, the Company may imprint an appropriate legend on certificates representing shares of Restricted Stock or shares acquired on the exercise of an Option and issue appropriate stock transfer orders to its transfer agents. Any stock certificate evidencing shares of Stock issued pursuant to the exercise of an Option shall bear such other legends as the Board, in the exercise of its sole and absolute discretion, shall require.

(f)        Nontransferability. During the lifetime of a Recipient, his or her Option shall be exercisable only by the Recipient, and no Option shall be transferable other than by Will or the laws of descent and distribution. No interest of any Recipient under the Plan or any Option shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

(g)        No Rights as a Shareholder. No Recipient shall have any rights or privileges as a shareholder with respect to any shares subject to Options prior to the date of issuance to him or her of a certificate for such shares upon exercise of an Option.

8.        Adjustment Upon Changes in Capitalization. In the event of any change in the Stock by reason of any stock dividend, recapitalization, split-up, combination or exchange of shares, or by reason of any similar change affecting the Stock (but not the issuance of additional shares, securities convertible into shares or options or rights to acquire shares of Stock or the Company’s repurchase of shares), the number and class of shares which thereafter may be awarded or acquired on exercise of Options under the Plan and the number and class of shares subject to outstanding Options and the exercise price of each such share shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Recipients. Shares of Restricted Stock, whether or not fully vested, shall be treated in the same manner as shares of Stock held by the Company’s other shareholders. Any such adjustment shall be final and binding on each Recipient.

9.        Merger, Consolidation, Etc. In its absolute discretion, and on such terms and conditions as it deems appropriate, the Board may provide by the terms of any Restricted Stock Agreement or Non-Qualified Stock Option Agreement, respectively, that such shares of Restricted Stock may not vest or such Option cannot be exercised after the merger or consolidation of the Company with or into another corporation, the acquisition by another corporation or person of all or substantially all of the Company’s assets or the liquidation or dissolution of the Company; and, if the Board so provides, it may, in its absolute discretion and on such terms and conditions as it deems appropriate, also provide, either by the terms of any such agreement or by a resolution adopted prior to the occurrence of such merger, consolidation, acquisition, liquidation or dissolution, that, for some period of time prior to such event, such Restricted Stock shall vest and such Option shall become exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or any such agreement relating to Restricted Stock or Options or any installment provisions of thereof.

10.        Retirement. If a Non-Employee Director retires as a member of the Board of Directors of the Company at or after the age of seventy-five (75), which has been designated as the mandatory retirement age for Directors, such retiring Non-Employee Director shall have the right to exercise all or any portion of his or her unexpired Options granted pursuant to the Plan whether or not such unexpired Options shall be exercisable as of the date of retirement, provided that the unexpired Options shall be exercised, if at all, within ninety (90) days following the date of the Non-Employee Director’s retirement from the Company’s Board of Directors. Any such exercise shall be in accordance with the other terms and conditions of this Plan. Upon such retirement at or after the age of seventy-five (75), the Restricted Stock awarded under this Plan shall be deemed to have vested immediately prior to the Recipient’s cessation of membership on the Company’s Board of Directors.

11.        No Right To Continue as Director. Neither the Plan nor any Restricted Stock awarded or Option granted under the Plan shall confer upon any Recipient or any other person any right to continue to be a director of the Company.

12.        Compliance With Laws and Regulations. The Plan, the award of Restricted Stock and the grant and exercise of Options under the Plan, and the obligation of the Company to sell and deliver shares upon the award of Restricted Stock and the exercise of Options shall be subject to all applicable federal and state laws, rules and regulations and to any approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificate for shares of Stock either (a) prior to (i) the listing of such shares on any stock exchange on which the Stock may then be listed or inclusion on any interdealer quotation system on which the Stock may be quoted, and (ii) the completion of any registration or qualification of such shares which is required under any federal or state law, or any ruling or regulation of any government body, and which the Company shall, in its sole discretion, determine to be necessary or advisable, or (b) until exemptions from such registration and qualification requirements are established to the reasonable satisfaction of the Company and its counsel.

13.        Approval by Shareholders. The Plan will be submitted for the approval by holders of a majority of the shares of Stock voting thereon at the Company’s 2011 Annual Meeting of Shareholders after the Board’s adoption of the Plan. No Options shall be exercisable prior to the time when the Plan is approved by shareholders and, if such approval is not obtained by the end of a twelve-month period, all shares of Restricted Stock previously awarded and all Options previously granted shall thereupon be cancelled.

14.        Amendment and Discontinuance. The Board may from time to time amend, suspend or discontinue the Plan; provided that, without approval of the holders of a majority of the shares of Stock voting thereon, no action of the Board shall (a) increase the number of shares reserved pursuant to Section 3 of this Plan, (b) permit the award of any Restricted Stock or the grant of any Option at a price less than that determined in accordance with Section 7(a) of this Plan, or (c) permit the award of Restricted Stock or the grant of Options which expire beyond the periods provided for in Section 7 of the Plan. Without the written consent of the Recipient, no such amendment, suspension or discontinuance of the Plan shall alter or impair any Option previously granted to such Recipient pursuant to this Plan.

15.        Term. Unless terminated earlier pursuant to the Plan, the Plan shall expire on, and no further Options shall be granted or Restricted Stock awarded pursuant to the Plan on or after December 31, 2020 (the “Expiration Date”).

Appendix B

RELIANCE STEEL & ALUMINUM CO.

AUDIT COMMITTEE CHARTER

Organization

The Audit Committee (the “Committee”) of the Board of Directors of Reliance Steel & Aluminum Co. (“Reliance”) shall be composed of three or more members of the Board of Directors (the “Board”), each of whom is financially literate and at least one of whom has accounting or related financial management experience that will qualify him or her as an audit committee financial expert as defined by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”) and as required by the NYSE. All members of the Committee shall be free of any relationship that may interfere with their exercise of independent judgment and shall meet the requirements for independence and for committee membership established by the NYSE and the SEC. The members of the Committee shall be appointed by the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Board shall designate one member of the Committee as its chairperson.

Purpose

The primary purpose of the Committee is to assist the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent registered public accountant, pre-approving all fees paid to the independent registered public accountant and maintaining open communication between the Board and the independent registered public accountant, the internal auditors and financial management. Without limiting the foregoing, the Committee shall also assist the Board in fulfilling its oversight responsibilities of (1) the integrity of Reliance’s financial statements, (2) Reliance’s compliance with legal and regulatory requirements insofar as they pertain to the audit function and the integrity of Reliance’s financial statements, and (3) the performance of Reliance’s internal audit function.

Responsibilities

Review Procedures

1.        Annually review the Charter and the Committee’s adherence to it.

2.        Quarterly review with Reliance’s counsel legal matters that could have a significant impact on the financial statements.

3.        Review with financial management and the independent registered public accountant Reliance’s annual and quarterly financial statements prior to filing or distribution, as well as any earnings press releases, and review with management any earnings guidance.

4.        Review and discuss with management and the independent registered public accountant (a) Reliance’s accounting policies and principles, (b) any significant changes to Reliance’s accounting policies and principles, and (c) any items required to be communicated by the independent registered public accountant in accordance with the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61 (“AICPA SAS 61”).

5.        Discuss with management, the internal auditors and the independent registered public accountant any significant financial risks and the policies or actions required to monitor and control such risks.

6.        Annually review related party transactions for potential conflicts of interest.

7.        Review financial and accounting personnel succession planning.

8.        Review with the independent registered public accountant, Reliance’s internal auditors and financial management, the integrity, adequacy and effectiveness of the accounting and other financial controls of Reliance.

9.        Meet separately, periodically, with management, with internal auditors and with the independent registered public accountant.

10.      Review with management and the independent registered public accountant the financial information, including management’s discussion and analysis, to determine that the independent registered public accountant is satisfied with the disclosure and content of the financial information.

11.      Provide an opportunity for management to meet with the Committee without the independent registered public accountant.

Independent Registered Public Accountant

1.        Annually appoint, retain and oversee the work of the independent registered public accountant after evaluating independence, performance and cost effectiveness. The Committee must approve any discharge of the independent registered public accountant. The Committee shall resolve any disagreements between management and the independent registered public accountant regarding financial reporting matters. The independent registered public accountant is ultimately accountable to the Committee and the Board and must report to the Committee.

2.        Annually obtain and review a written report from independent registered public accountant disclosing (a) the independent registered public accountant’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the independent registered public accountant, (c) any review of the independent registered public accountant or any material issues raised by any inquiry or investigation of the independent registered public accountant by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, including, but not limited to, the Public Company Accounting Oversight Board (“PCAOB”) (d) any steps taken to deal with any such issues, (e) the independent registered public accountant’s registration with PCAOB and (f) all relationships between the independent registered public accountant and Reliance, with particular focus on the potential impact which such relationships may have on the independent registered public accountant’s independence and objectivity. Review any non-audit services provided by the independent registered public accountant to Reliance and determine the compatibility of such services with the independent registered public accountant’s independence and objectivity.

3.        Pre-approve all audit and non-audit engagement terms and fees and other amounts to be paid to the independent registered public accountant (other than amounts to be paid for non-audit services which fall within the de minimus exception of the Sarbanes Oxley Act of 2002).

4.        Review the experience and qualifications of the senior members of the independent registered public accountant and their quality control procedures. Assure the regular rotation of the lead audit partner as required by law.

5.        Review with the independent registered public accountant (a) the scope and procedures of the audit, (b) the results of the audit in accordance with AICPA SAS 61, as amended, (c) the independent registered public accountant’s findings and recommendations, (d) the opinions to be issued with respect to Reliance’s financial statements and internal control over financial reporting prior to any filings or other distribution and (e) the quality and acceptability of Reliance’s accounting principles, including any audit problems or difficulties and management’s response.

6.        Review with the independent registered public accountant, Reliance’s internal auditors and financial management, the integrity, adequacy and effectiveness of the accounting and other financial controls of Reliance.

7.        Provide an opportunity for direct communication between the Board and the independent registered public accountant, including the opportunity to meet with the Committee without members of management present.

8.        Review with management and the independent registered public accountant the financial information, including management’s discussion and analysis, to determine that the independent registered public accountant is satisfied with the disclosure and content of the financial information.

9.        Establish policies regarding Reliance’s hiring of employees or former employees of the independent registered public accountant.

Internal Audit Department

1.        Review with Reliance’s internal auditors the independence and authority of their reporting obligations and proposed audit plans and their coordination with the independent registered public accountant, as well as any significant findings or reports prepared by the internal auditors and management’s response and follow-up. The internal auditors shall be responsible to senior management, but shall report to the Board through the Committee.

2.        Review the experience and qualifications of the senior members of the internal auditors.

3.        Review the performance of Reliance’s internal auditors. The Committee must approve management’s appointment, termination or replacement of the Director of Internal Auditor and the engagement of any outside firm to perform significant internal audit services. The Committee is responsible for approving the compensation of the Director of Internal Audit or the person who performs such function at Reliance.

4.        Review and discuss with management and the independent registered public accountant the adequacy of Reliance’s internal controls and internal auditing procedures.

Other Responsibilities

1.        Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Consider, and, if appropriate, investigate any matter brought to the attention of the Committee within the scope of its duties. The Committee shall have direct access to the independent registered public accountant and Reliance personnel and may retain, at Reliance’s expense, special legal, accounting or other consultants or experts.

2.        Annually prepare a report to shareholders as required by the Securities and Exchange Commission.

3.        Annually perform an evaluation of the Committee and assess the effectiveness of management’s “tone-at-the-top.”

4.        Engage independent counsel and other advisers as the Committee determines necessary to carry out its duties.

While the Committee has the responsibilities and powers set forth in this Charter, the Committee is not responsible for planning or conducting audits or determining that Reliance financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. Those duties are the responsibility of management and the independent registered public accountant. Nor is it the duty of the Committee to conduct investigations or to assure compliance with Reliance’s Code of Conduct or other policies.

Auditing literature, particularly Statement of Accounting Standards No. 100, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing review of financial statements.

Compensation and Independence

Other than in their capacity as Board members or Board committee members, the members of the Committee shall not accept any consulting, advisory or other compensatory fee from Reliance and they shall not be an affiliated person of Reliance or its subsidiaries.

Meetings

The Committee shall meet at least four times each year and at such other times as it may deem appropriate to carry out its responsibilities and may, in its sole discretion, form and delegate authority to subcommittees (comprised only of Audit Committee members) in furtherance of such responsibilities. The Committee shall maintain minutes of its meetings and shall report its activities to the Board on a regular basis.

RELIANCE STEEL & ALUMINUM CO.

350 SOUTH GRAND AVENUE

51ST FLOOR

LOS ANGELES, CA 90071

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 17, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time on May 17, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 17, 2011.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32651-P06456

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

RELIANCE STEEL & ALUMINUM CO.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE “FOR” ALL THE NOMINEES LISTED AND

“FOR” PROPOSALS 2, 3, 4 AND FOR “ONE YEAR”

FOR PROPOSAL 5.

1. Election of Directors

For

All

Withhold

All

For All

Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees:

01) John G. Figueroa

02) Thomas W. Gimbel

03) Douglas M. Hayes

04) Franklin R. Johnson

05) Leslie A. Waite

For Against Abstain

0 0 0

1 Year 2 Years 3 Years Abstain

2. To amend the Company’s Amended and

Restated By Laws.

3. To approve the Directors Equity Plan.

4. To approve, on a non-binding, advisory basis, the Company’s compensation plan for named executive officers.

0 0 0

0 0 0

0 0 0

5. To recommend, on a non-binding, advisory basis, the frequency of the non-binding vote on the compensation of the named executive officers.

0 0 0 0

The Board of Directors recommends you vote FOR the following proposals:

6. To ratify KPMG LLP as the Independent registered public accounting firm to perform the annual audit of our 2011 financial statements.

0 0 0

For Against Abstain

0 0 0

For address changes and/or comments, please check this box

and write them on the back where indicated.

0

7. In the proxyholders’ discretion on such other

matters as may properly come before the meeting.

0 0 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,

please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M32652-P06456

RELIANCE STEEL & ALUMINUM CO.

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Meeting of Shareholders on May 18, 2011

The undersigned hereby constitutes and appoints Mark V. Kaminski and Andrew G. Sharkey III, and each of them, his true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m. Wednesday, May 18, 2011, at The Omni Hotel,

251 South Olive Street, Los Angeles, California 90012 and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends voting FOR all Nominees in item 1 and FOR items 2, 3, 4, 6, and 7 and FOR ONE YEAR on item 5. The proxyholders cannot vote the shares unless you sign and return this card.

Address Changes/Comments:

If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)

RELIANCE STEEL & ALUMINUM CO.

350 SOUTH GRAND AVENUE

51ST FLOOR

LOS ANGELES, CA 90071

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 17, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time on May 17, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 17, 2011.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32653-P06456

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

RELIANCE STEEL & ALUMINUM CO.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE “FOR” ALL THE NOMINEES LISTED AND

“FOR” PROPOSALS 2, 3, 4 AND FOR “ONE YEAR”

FOR PROPOSAL 5.

1. Election of Directors

For

All

Withhold

All

For All

Except

0 0 0

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees:

01) John G. Figueroa

02) Thomas W. Gimbel

03) Douglas M. Hayes

04) Franklin R. Johnson

05) Leslie A. Waite

For Against Abstain

0 0 0

1 Year 2 Years 3 Years Abstain

0 0 0 0

2. To amend the Company’s Amended and

Restated By Laws.

3. To approve the Directors Equity Plan.

4. To approve, on a non-binding, advisory basis, the Company’s compensation plan for named executive officers.

0 0 0

0 0 0

0 0 0

5. To recommend, on a non-binding, advisory basis, the frequency of the non-binding vote on the compensation of the named executive officers.

The Board of Directors recommends you vote FOR the following proposals:

6. To ratify KPMG LLP as the Independent registered public accounting firm to perform the annual audit of our 2011 financial statements.

For Against Abstain

0 0 0

For address changes and/or comments, please check this box

and write them on the back where indicated.

0

7. In the proxyholders’ discretion on such other

matters as may properly come before the meeting.

0 0 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,

please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M32654-P06456

RELIANCE STEEL & ALUMINUM CO.

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Meeting of Shareholders on May 18, 2011

The undersigned hereby (i) constitutes and appoints, and/or (ii) instructs Union Bank of California N.A., as trustee of the Employee Stock Ownership Plan, to appoint, and/or (iii) instructs Fidelity Management Trust Company, as trustee of the Reliance Steel & Aluminum Co., Master 401(k) Plan and the Precision Strip Retirement and Savings Plan, to appoint, Mark V. Kaminski and Andrew G. Sharkey III, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 am on Wednesday, May 18, 2011, at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012 and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends voting FOR all Nominees in item 1 and FOR items 2, 3, 4, 6, and 7 and FOR ONE YEAR on item 5. The proxyholders cannot vote the shares unless you sign and return this card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)